UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
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SLM Corporation

(Name of Registrant as Specified in Its Charter)

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300 Continental Drive

Newark, Delaware 19713

April 19, 2013

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

SLM Corporation will hold its 2013 Annual Meeting of Stockholders as follows:

Date and Time:	Thursday, May 30, 2013, 11:00 a.m. local time

Place:	SLM Corporation’s Corporate Headquarters 300 Continental Drive Newark, Delaware 19713

Items of Business	(1) Elect 13 directors, each for a one-year term, to serve until their successors have been duly elected and qualified;

(2) Conduct an advisory vote on executive compensation;

(3) Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013;

(4) Consider a stockholder proposal regarding disclosure of lobbying expenditures and contributions; and

(5) Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date	Stockholders of record as of the close of business on April 2, 2013, will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting.

Your participation in the annual meeting is important. We urge you to take the time to read carefully the proposals described in the proxy statement and vote your proxy at your earliest convenience. You may vote by telephone, Internet or, if you request that proxy materials be mailed to you, by completing and signing the proxy card enclosed with those materials and returning it in the envelope provided. If you wish to attend the meeting in person, you must bring evidence of your ownership as of April 2, 2013, or a valid proxy showing that you are representing a stockholder.

Thank you for your interest in Sallie Mae.

Sincerely,

Anthony P. Terracciano
Chairman of the Board of Directors

300 Continental Drive

Newark, Delaware 19713

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board”) of SLM Corporation (the “Company” or “SLM” or “we”) is furnishing this proxy statement to solicit proxies for use at the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”). A copy of the Notice of 2013 Annual Meeting of Stockholders accompanies this proxy statement. This proxy statement is being sent or made available, as applicable, to our stockholders beginning on or about April 19, 2013.

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Stockholders to be Held on May 30, 2013. This proxy statement and the Company’s annual report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”) are available at http://www.salliemae.com/Investors/AnnualReports and http://materials.proxyvote.com. You may also obtain these materials at the Securities and Exchange Commission (“SEC”) website at www.sec.gov or by contacting the Office of the Corporate Secretary at the Company’s principal executive offices, located at 300 Continental Drive, Newark, DE 19713. We will provide a copy of the Form 10-K without charge to any stockholder upon his or her written request.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who may vote? Only stockholders who owned shares of the Company’s voting common stock, par value $.20 per share (“Common Stock”), at the close of business on April 2, 2013, the record date for the Annual Meeting, can vote. On the record date, 444,237,293 shares of Common Stock were outstanding and eligible to be voted. The Company’s Common Stock is listed on the NASDAQ Global Select Market stock exchange (“NASDAQ”) under the symbol “SLM.”

Why did I receive a “Notice Regarding the Availability of Proxy Materials”? We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On April 19, 2013, we mailed a Notice of Internet Availability of Proxy Materials (“Notice of Availability”) to certain of our stockholders. The Notice of Availability contains instructions on how to access our proxy materials and vote online or vote by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Availability. The Notice of Availability also contains a 15-digit control number that you will need to vote your shares. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via an e-mail that will provide electronic links to these documents unless you elect otherwise.

How do I request paper copies of the proxy materials? You may request paper copies of the proxy materials for the 2013 Annual Meeting by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com.

What is the difference between holding shares as a beneficial owner in street name and as a stockholder of record? If your shares are held in street name through a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares. Without your voting instructions, your broker, bank, trustee or other nominee may only vote your shares on routine matters. Routine matters do NOT include the election of directors, the advisory vote on executive compensation, and the stockholder proposal relating to disclosure of lobbying expenditures and contributions, but do include ratification of the appointment of the Company’s independent registered public accounting firm. For non-routine matters, your shares will not be voted without your specific voting instructions. Accordingly, we encourage you to vote your shares.

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered to be a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to the Company or to a third party, or to vote in person at the Annual Meeting.

How do I vote? We encourage you to vote in advance of the Annual Meeting, even if you plan to attend the meeting. You may vote in one of the following ways:

By Internet.    You may vote electronically via the Internet at www.proxyvote.com. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Daylight Time, on May 29, 2013. Please have your Notice of Availability or proxy card available when you log on.

By Telephone.    If you wish to vote by telephone you may call the toll-free telephone number on the Notice of Availability or your proxy card, which is available 24-hours a day, and follow the pre-recorded instructions. Please have your Notice of Availability or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide you additional instructions regarding voting your shares by telephone. Votes submitted telephonically must be received by 11:59 p.m., Eastern Daylight Time, on May 29, 2013.

In Person.    If you hold shares directly in your name as a stockholder of record, you may either vote in person or be represented by another person at the Annual Meeting by executing a legal proxy designating that person as your proxy to vote your shares.

If you hold your shares in street name, you must obtain a legal proxy from your broker, bank, trustee or other nominee and present it to the inspector of elections with your ballot to be able to vote at the Annual Meeting. To request a legal proxy, please follow the instructions at www.proxyvote.com.

By Mail.    If you hold your shares in street name through a broker, bank, trustee or other nominee, to vote by mail you must request paper copies of the proxy materials. Once you receive your paper copies, you will need to mark, sign and date the Voting Instruction Form and return it in the prepaid return envelope provided. Your Voting Instruction Form must be received no later than the close of business on May 29, 2013.

If you hold your shares directly in your name as a stockholder of record, to vote by mail you must request paper copies of the proxy materials. Once you receive your paper copies, you will need to mark, sign and date the proxy card and return it in the prepaid return envelope provided. Your proxy card must be received no later than the close of business on May 29, 2013.

What if I hold my shares in street name and I do not provide my broker, bank, trustee or other nominee with instructions about how to vote my shares? You may instruct your broker, bank, trustee or other nominee on how to vote your shares using the methods described above. If you do not provide voting instructions to the firm that holds your shares prior to the Company’s Annual Meeting, the firm has discretion to vote your shares with respect to Proposal 3 on the proxy card (relating to the ratification of the independent registered public accounting firm), which is considered a routine matter. However, the firm will not have discretion to vote your shares with respect to Proposals 1, 2 and 4 on the proxy card, as these are each considered to be a non-routine matter. You are encouraged to participate in the election of directors and voting on all of the proposals by returning your voting instructions to your broker, bank, trustee or other nominee.

How do I vote shares of Common Stock held in my 401(k) Plan? If you participate in the Company’s 401(k) Plans, you may vote the number of shares equivalent to your interest, if any, as credited to your account on the record date. You will need to instruct the 401(k) Plan Trustee by telephone, internet or by mail on how to vote your shares. Voting instructions must be received no later than the close of business on May 29, 2013. If you own shares through the Company’s 401(k) Plans and do not provide voting instructions with respect to your plan shares, the Trustee will vote your plan shares in the same proportion as other plan shares have been voted.

How do proxies work? The Board is requesting your proxy. Giving your proxy means that you authorize the persons named as proxies therein to vote your shares at the Annual Meeting in the manner you specify in your proxy (or to exercise their discretion as described herein). If you hold your shares as a record holder and sign and return a proxy card but do not specify how to vote on a Proposal, the persons named as proxies will vote your shares in accordance with the Board’s recommendations. The Board has recommended that stockholders vote “FOR” the election of each of the director nominees named in this proxy statement, “FOR” approval of the advisory vote on executive compensation, “FOR” ratification of the appointment of the Company’s independent registered public accounting firm and “AGAINST” the stockholder proposal relating to disclosure of lobbying expenditures and contributions. Giving your proxy also means that you authorize the persons named as proxies to cumulate votes in the election of directors and to vote on any other matter properly presented at the Annual Meeting in such manner as they determine. The Company does not know of any other matters to be presented at the Annual Meeting as of the date of this proxy statement.

Can I change my vote? Yes. If you hold your shares as a record holder, you may revoke your proxy or change your vote at any time prior to the final tallying of votes by:

•	Delivering a written notice of revocation to the Company’s Corporate Secretary at the Office of the Corporate Secretary, 300 Continental Drive, Newark, DE 19713;

•	Submitting another timely vote via the Internet, by telephone or by mailing a new proxy (following the instructions listed under the “How do I vote?” section above); or

•	Attending the Annual Meeting and voting in person.

If your shares are held in street name, contact your broker, bank, trustee or nominee for instructions on how to revoke or change your voting instructions.

What vote is necessary to approve each matter to be voted on at the Annual Meeting?

Election of Directors.    Our By-Laws generally provide that the election of a director will be by a majority of the votes cast with respect to a nominee at a meeting for the election of directors at which a quorum is present. Accordingly, a director nominee will be elected to the Board if the number of shares voted “FOR” the nominee exceeds the number of votes cast “AGAINST” the nominee’s election, without regard to abstentions or votes cumulated for another nominee.

In the election of directors, stockholders are entitled to cumulative voting, which means that each holder of record of shares of Common Stock is entitled to cast as many votes as such holder would be entitled to cast for the election of directors with respect to its shares of Common Stock multiplied by the number of directors to be elected at such election and that such holder may cast all such votes for a single director or may distribute them among the director nominees as such holder determines appropriate. Therefore, each share you own is entitled to fifteen votes in the election of directors at the Annual Meeting. You may cumulate your votes and cast all your votes “FOR” one nominee or you may distribute your votes among the nominees in any manner you deem appropriate. The persons named as proxies on the proxy card also may cumulate votes and cast such votes in favor of the election of some or all of the director nominees in their sole discretion, except that a stockholder’s votes will not be cast for a nominee as to whom such stockholder instructs that such votes be cast “AGAINST” or “ABSTAIN”; however, the persons named as proxies on the proxy card will not exercise discretion to cumulate votes unless another stockholder cumulates its shares when voting for directors.

Abstentions and shares that are not voted in the election of directors, including broker non-votes, have no direct effect in the election of directors.

If any director nominee fails to receive a majority of the votes cast “FOR” his or her election, such nominee will automatically tender his or her resignation upon certification of the election results. The Nominations and Governance Committee will make a recommendation to the Board on whether to accept or reject such nominee’s resignation. The Board will act on the Nominations and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results.

Other Proposals.    Approval of each of the other Proposals at the Annual Meeting will require an affirmative vote of at least a majority of the votes present or represented by proxy and entitled to be voted on the matter, with each share of Common Stock entitled to one vote. Abstentions have the same effect as votes “AGAINST” the matter. Shares that are not voted on a matter, including broker non-votes, have no direct effect on the matter.

What constitutes a quorum? A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of Common Stock entitled to vote are present in person or represented by proxy, at the Annual Meeting, including proxies on which abstentions (withholding authority to vote) are indicated. Abstentions and broker non-votes will be counted in determining whether a quorum exists.

Who will count the vote? Votes will be tabulated by the Company’s Corporate Secretary.

Who can attend the Annual Meeting? Only stockholders as of the record date, April 2, 2013, or duly appointed proxy, may attend. No guests will be allowed to attend the Annual Meeting.

What do I need to attend the Annual Meeting and when should I arrive? The Annual Meeting will be held at the Company’s Headquarters, 300 Continental Drive, Newark, Delaware 19713. Admission to the Annual Meeting will begin at 10:00 a.m.

In order to be admitted to the Annual Meeting, you should:

•	arrive shortly after 10:00 a.m. to ensure that you are seated by the commencement of the Annual Meeting at 11:00 a.m.;

•	be prepared to comply with security requirements, which may include security guards searching all bags and attendees passing through a metal detector, among other security measures;

•	leave your camera at home because cameras, transmission, broadcasting and other recording devices, including certain smart phones, will not be permitted in the meeting room; and

•

bring photo identification, such as a driver’s license, and proof of ownership of the Company’s Common Stock on the record date, April 2, 2013. If you are a holder of record, the top half of your proxy card or your Notice of Availability is your admission ticket. If you hold your shares in street name, a recent brokerage statement or a letter from your bank, broker, trustee or other nominee are examples of proof of ownership. If you want to vote your shares held in street name in person, you must get a legal proxy in your name from the broker, bank, trustee or other nominee that holds your shares of Common Stock.

Any holder of a proxy from a stockholder must present a properly executed legal proxy and a copy of the proof of ownership.

If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, we will be unable to admit you to the Annual Meeting.

OVERVIEW OF PROPOSALS

This proxy statement contains four proposals requiring stockholder action. Proposal 1 requests the election of 13 directors to the Board. Proposal 2 requests an advisory vote on executive compensation. Proposal 3 requests ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. Proposal 4 requests the vote on a stockholder proposal relating to disclosure of lobbying expenditures and contributions. Each of the proposals is discussed in more detail below.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board nominated all current directors for election at the Annual Meeting. On April 17, 2013, Messrs. Porter and Strange informed the Board of their decision to resign effective upon the commencement of the Annual Meeting. At the Annual Meeting, 13 directors are to be elected to hold office until the 2014 Annual Meeting and until their successors have been elected or appointed. The 13 persons now standing for election are as follows:

Ann Torre Bates	Howard H. Newman
William M. Diefenderfer	Frank C. Puleo
Diane Suitt Gilleland	Wolfgang Schoellkopf
Earl A. Goode	Steven L. Shapiro
Ronald F. Hunt	Anthony P. Terracciano
Albert L. Lord	Barry L. Williams
Barry A. Munitz

Biographical information and qualifications and experience with respect to each nominee appears below under the heading “Nominees for Election to the Board of Directors.” Each of the 13 nominees was last elected by the stockholders at the 2012 Annual Meeting and is currently serving as a director.

In November 2012, Albert L. Lord, our Vice Chairman and Chief Executive Officer, announced that he will retire as Chief Executive Officer, Vice Chairman and Director, effective December 31, 2013. If elected at the Annual Meeting, we anticipate that Mr. Lord will serve as a director until his retirement date. As previously announced, the Board has appointed a search committee to facilitate an effective transition and consider qualified internal and external candidates to fill Mr. Lord’s role as Chief Executive Officer. The Company’s By-laws provide that any vacancy on the Board may be filled by a majority vote of the directors then in office.

We know of no reason why any nominee would be unable to serve. However, if any nominee should become unavailable to serve as a director, the Board may reduce its size or designate a substitute nominee. If the Board designates a substitute nominee, persons named as proxies will vote “FOR” that substitute nominee.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE 13 NOMINEES NAMED ABOVE.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended, the Company is providing stockholders the opportunity to participate in an advisory vote on the compensation of its chief executive officer, the chief financial officer and the three other most highly compensated executive officers of the Company (the “Named Executive Officers” or “NEOs”), as described in the “Compensation Discussion and Analysis” section of this proxy statement and the related tabular disclosure regarding Named Executive Officer compensation and the accompanying narrative disclosure in this proxy statement. The Board of Directors has previously adopted a policy providing for annual “say on pay” advisory votes. This proposal, also known as “say on pay,” gives stockholders the opportunity to vote on the following resolution:

“Resolved, that the Company’s stockholders approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure in this proxy statement.”

The Compensation and Personnel Committee has structured the Company’s executive compensation program based on the compensation philosophy and objectives described in the “Compensation Discussion and Analysis” section of this proxy statement.

As part of our operating plan, the Company set out five management objectives to create stockholder value in 2012, which are described in the “Compensation Discussion and Analysis” section of this proxy statement. The Board believes the Company substantially achieved those operating plan goals, and the Company’s executive compensation program, as described in the “Compensation Discussion and Analysis,” promoted such achievement. Stockholders are encouraged to read the “Compensation Discussion and Analysis” section which describes the Company’s executive compensation program in detail, including how it is designed to achieve our compensation objectives.

This proposal is not intended to address any specific element of compensation but rather our overall compensation policies as they relate to the Named Executive Officers. Therefore, your vote will not impact or limit any existing compensation or award to any of the Named Executive Officers. Because your vote is advisory, it is not binding upon the Company and the Board, and may not be construed as overruling a decision by the Board or creating an additional fiduciary duty of the Board. However, the Compensation and Personnel Committee will as it did in the last two years carefully evaluate the outcome of the vote when considering future executive compensation decisions. At the 2012 Annual Meeting, more than 95% of the votes were cast in favor of the advisory approval of the compensation of our NEOs. The Compensation and Personnel Committee believes that this stockholder vote indicates strong support for our executive compensation program, and the Compensation and Personnel Committee recommended no significant design changes to the Company’s compensation policies during 2012.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE RELATED COMPENSATION TABLES AND NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is selected by the Audit Committee. On February 5, 2013, the Audit Committee engaged KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Representatives of KPMG are expected to be present at the Annual Meeting and they will have the opportunity to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

This proposal is put before the stockholders because the Board believes it is good corporate governance practice to provide stockholders a vote on ratification of the selection of the independent registered public accounting firm. If the appointment of KPMG is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement. Even if the selection of the Company’s independent registered public accounting firm is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during 2013 if, in its discretion, it determines that such a change would be in the Company’s best interests.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

PROPOSAL 4—STOCKHOLDER PROPOSAL

Two stockholders proposed to present the following resolution for adoption at the Annual Meeting. We will promptly provide the name, address and stockholdings of the stockholders making such proposal upon oral or written request to our Corporate Secretary at corporatesecretary@salliemae.com or Office of the Corporate Secretary, 300 Continental Drive, Newark, DE 19713. As required by SEC rules, the proposal and supporting statement, for which the Company accepts no responsibility, are printed below verbatim from the proponents’ submission.

Whereas, corporate lobbying exposes our company to risks that could affect its stated goals, objectives, and, ultimately, shareholder value. We rely on the information provided by our company to evaluate goals and objectives. We therefore have a strong interest in full disclosure of our company’s lobbying to assess whether it is consistent with its expressed goals and in the best interests of shareholders and the long-term value of our company.

Resolved, the shareholders of SLM Corporation (“Sallie Mae”) request that the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Sallie Mae used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Sallie Mae’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Sallie Mae is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. Absent a system of accountability, company assets could be used for objectives contrary to Sallie Mae’s long-term interests.

Sallie Mae spent approximately $6.82 million in 2010 and 2011 on direct federal lobbying activities (Senate reports). These figures do not include lobbying expenditures to influence legislation in states. Sallie Mae lobbies at the state level with at least 63 lobbyists in 9 states between 2005 and 2011 (National Institute on Money in State Politics). Sallie Mae does not comprehensively disclose its trade association memberships or payments. Sallie Mae does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as its involvement with the American Legislative Exchange Council (“After a Controversial Year, ALEC Convenes in Washington; Damage Control at Top of Agenda,” PR Watch, Nov. 29, 2012).

We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.

Board of Directors Response to Stockholder Proposal

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

•	The Company already complies with extensive federal, state and local lobbying registration and disclosure requirements;

•	The Company does not engage in grassroots lobbying;

•

The disclosures required by federal, state and local laws and regulations along with our public filings that discuss political risk management provide meaningful disclosure that is similar to other publicly traded companies that allow stockholders to assess the Company’s activities; and

•

The information sought by this proposal regarding the Company’s payments, if any, to trade associations and tax-exempt organizations would not, in our view, provide stockholders with meaningful information.

As a leading financial institution, the Company is subject to significant regulation at federal, state and local levels of government that may impact how we operate our business, manage our employees and serve our customers. Prudent management dictates our participation in the political process in a manner that is consistent with solid corporate governance practices and applicable legal requirements.

The Company’s long-standing policy on political contributions is publicly available on our website at www.salliemae.com under “Investors, Corporate Governance.” The Sallie Mae Political Contributions Policy Statement sets forth principles regarding the Company’s stance on political contributions and activities. The Statement, along with our other policies and procedures, such as our Code of Government Relations policies, guide our approach to political involvement. In addition, the Nominations and Governance Committee periodically reviews the Company’s legislative priorities and lobbying activities.

We believe we are in compliance with all federal, state, and local laws and regulations regarding political contributions. We regularly communicate our policy positions to government policymakers, public officials and regulators at the federal, state and local levels in order to protect and advance the long-term goals and interests of the Company, its customers and its stockholders. We also monitor legislative activities, analyze policy and regulatory trends, comment on policy and regulatory proposals and support and promote advancement of public policies that benefit the Company, its customers and its stockholders. In addition, the Company is well recognized in the market as a leader in responsible and successful policy and political advocacy. The Company regularly and publicly testifies in front of Congress, comments on regulations, generates public reports and studies, and communicates with Congress and the public in a way that defends our business, our customers and our stockholders.

We are committed to complying with all applicable lobbying laws, including those relating to registration and reporting. We publicly report our lobbying activities, including expenditures, subject matters lobbied and identification of those who lobby on our behalf, including our employees, if any, and third parties retained by us. These disclosures are publicly and easily available at any time on the House and Senate Clerk’s Lobbying disclosure websites and are further aggregated and summarized by multiple third parties on their websites and in their publications. That being said, our engagement of external political lobbyists is limited. The vast majority of our communications with public officials and regulators are through our senior management and government relations employees and we apportion and report the internal time and costs of these activities as lobbying expenses.

As a general practice, we do not engage in grassroots lobbying communications, which means we do not directly communicate with the general public advocating they take action with respect to specific legislation or candidates.

We are members of a number of diverse trade associations, tax-exempt organizations that may or may not write and endorse model legislation and industry groups at the national, state and local level. From time to time, these organizations may take positions, endorse legislation and communicate with government officials and the public on policy issues. Although these are not primarily lobbying entities, a portion of the dues or payments that we and other members make to such organizations may be part of the funds they use, at their own discretion, to engage in lobbying activities. Because we do not direct how these funds are used and do not agree with every position taken by such organizations, we do not believe payments made to these organizations would accurately reflect our relationship with these organizations or our position on many important public policy issues. Accordingly, we do not believe disclosure of our membership in, or dues payments to, these organizations would provide our stockholders with meaningful information.

In sum, we have well established publicly available policies on political activities with appropriate senior management and Board oversight. In addition, we disclose extensive information about our advocacy efforts and the expenditures associated therewith, and we comply fully with all state and federal laws concerning the disclosure of our lobbying expenses. These reports are publicly available and provide extensive detail regarding the Company’s lobbying expenses and the nature of its lobbying activities.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL 4.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

The nominees for election to the Board consist of 13 individuals, each of whom was nominated at the recommendation of the Nominations and Governance Committee and is currently serving on the Board. In addition to fulfilling the general criteria for director nominees described below under “Nominations Process,” each nominee possesses experience, skills, attributes and other qualifications that the Board has determined support its oversight and management of the Company’s business, operations and structure. These qualifications are discussed below along with brief biographies for each director nominee.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Ann Torre Bates	Strategic and Financial Consultant
55 Director since July 31, 1997

Strategic and Financial Consultant—1998 to present

Professional Highlights:

• Vice President and Treasurer of US Airways

• Executive Vice President and Chief Financial Officer of NHP, Inc.

Directorships of other public companies:

• Franklin Mutual Series Funds

• Franklin Mutual Recovery Funds

• Templeton Funds

• Ares Capital Corporation

Ms. Bates’ experience and her role as chair and a member of several public companies’ audit committees, enables her to bring valuable experience to the Board in the areas of finance, accounting, financial services and capital markets.

William M. Diefenderfer, III	Partner Diefenderfer, Hoover, Boyle & Wood
68 Director since May 20, 1999

Partner, Diefenderfer, Hoover, Boyle & Wood, a law firm, Pittsburgh, PA—1991 to present

Professional Highlights:

• Chief Executive Officer and President, Enumerate Solutions, Inc., a privately owned technology company—2000 to 2002

• Deputy Director, U.S. Office of Management and Budget—1989 to 1991

Other Professional and Leadership Experience:

• Member, Public Company Accounting Oversight Board (PCAOB) Standing Advisory Group—2004 to 2005

Directorships of other public companies:

• Chairman of the Board, Cubesmart Real Estate Investment Trust

Mr. Diefenderfer’s legal background, his involvement in the executive branch of government and his leadership roles in business and as chair of public companies’ audit committees bring valuable experience in the areas of finance, accounting, business operations, political/government and legal.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Diane Suitt Gilleland	Adjunct Professor of Higher Education University of Arkansas, Little Rock
67 Director since March 25, 1994

Adjunct Professor of Higher Education, University of Arkansas, Little Rock—2010 to present

Professional Highlights:

• Associate Professor of Higher Education, University of Arkansas, Little Rock—2003 to 2010

• Deputy Director, Illinois Board of Higher Education—1999 to 2003

• Chief Executive Officer, Arkansas Department of Higher Education—1990 to 1997

• Chief Finance Officer, Arkansas Department of Higher Education—1986 to 1990

Other Professional and Leadership Experience:

• Member, University of Arkansas Foundation Board—2005 to present

• Member, University of Arkansas at Pine Bluff Foundation Fund Board—2003 to present

Dr. Gilleland’s knowledge of higher education governance and finance, from a university and government perspective, enables her to bring valuable insights to the Board on a variety of matters, including in the areas of academia, student/consumer lending, finance and political/government.

Earl A. Goode	Former Chief of Staff to the Governor of Indiana
72 Director since July 31, 2000

Former Chief of Staff to the Governor of Indiana—2006 to 2013

Professional Highlights:

• Deputy Chief of Staff to the Governor of Indiana—2006

• Commissioner, Department of Administration, State of Indiana—2005 to 2006

• Chairman, Indiana Sports Corp.—2001 to 2006

Other Professional and Leadership Experience:

• Chairman, Georgetown College Board of Trustees

• Director, Indiana Sports Corporation

• Member, Executive Committee & Host Committee, 2012 Super Bowl

Mr. Goode has held several leadership positions in business services and operations. This experience, combined with his involvement in the state political process, enables him to contribute to the Board in the areas of marketing and product development, business operations and political/government.

Ronald F. Hunt	Attorney and Private Investor
70 Director since July 5, 1995

Attorney and private investor—1990 to present

Professional Highlights:

• Chairman, National Student Clearinghouse—1997 to 2004

• Executive Vice President and General Counsel, Student Loan Marketing Association—1984 to 1990, various officer positions—1973 to 1984

Other Professional and Leadership Experience:

• Chairman, Warren Wilson College Board of Trustees—2006 to 2011

Mr. Hunt’s extensive and deep involvement with the student loan industry and his legal background enables him to bring to the Board a valuable perspective in the areas of corporate governance, academia, financial services, student/consumer lending and legal.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Albert L. Lord	Vice Chairman and Chief Executive Officer SLM Corporation
67 Director since July 5, 1995

Vice Chairman (since January 2008) and Chief Executive Officer (since December 2007), SLM Corporation

Professional Highlights:

•  Chairman, SLM Corporation—2005 to 2008

•  Vice Chairman and Chief Executive Officer, SLM Corporation—1997 to 2005

•  Executive Vice President and Chief Operating Officer, Student Loan Marketing Association—1990 to 1994, various officer positions—1981 to 1990

Other Professional and Leadership Experience:

•  Director, Children’s Choice Learning Centers, Inc.

Directorship of other public companies:

•  BearingPoint, Inc., 2003 to 2009

Mr. Lord’s more than 30-year history with the Company, in a variety of leadership roles, including as CEO and Chairman of the Board, enables him to bring to the Board a unique historical perspective of the Company, its operations and the evolution of the student loan industry. Mr. Lord also brings valuable insights to the Board in the areas of finance, accounting, corporate governance, academia, business operations and student/consumer lending.

Barry A. Munitz	Trustee Professor California State University, Los Angeles
71 Director since July 31, 1997

Trustee Professor, California State University, LA—2006 to present

Professional Highlights:

•  Former Chair, California P-16 Council, 2005 to 2011

•  President and Chief Executive Officer, The J. Paul Getty Trust—1997 to 2006

•  Chancellor and Chief Executive Officer, California State University System—1991 to 1997

Other Professional and Leadership Experience:

•  Fellow, The American Academy of Arts and Sciences

•  Member, Leeds Equity Partners Advisory Board

•  Member, Broad Family Foundations

•  Member, COTSEN Foundation

Directorship of other Public Companies:

•  Prospect Global Resources, Inc.

Dr. Munitz’s experience in senior leadership roles, including CEO positions in higher education and the non-profit sector, enables him to bring a valuable perspective to the Board in the areas of academia, business operations and student/consumer lending.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Howard H. Newman	President and Chief Executive Officer Pine Brook Road Partners, LLC
66 Director since March 31, 2008

President and Chief Executive Officer, Pine Brook Road Partners, LLC, a private equity firm—2006 to present

Professional Highlights:

• Vice Chairman and Senior Advisor, Warburg Pincus LLC, a private equity firm—1984 to 2006

Other Professional and Leadership Experience:

• Advisory Committee, JEN Partners, LLC

• Trustee, Salk Institute for Biological Studies

Directorships of other public companies:

• Newfield Exploration Company

Mr. Newman’s extensive experience in starting and investing in financial services and other companies, enables him to bring valuable insight to the Board in the areas of finance, accounting, business operations, financial services and capital markets.

Frank C. Puleo	Attorney
67 Director since March 20, 2008

Attorney—2006 to present

Professional Highlights:

• Co-Chair, Global Finance Group, Milbank, Tweed, Hadley & McCloy LLP, a law firm—1995 to 2006, Partner—1978 to 2006

Other Professional and Leadership Experience:

• CMET Finance LLC

• Syncora Capital Assurance Inc.

Directorships of other public companies:

• Apollo Investment Corporation

• CIFC Corp

Mr. Puleo’s background as a corporate and finance lawyer enables him to bring analytical, legal and financial insight to the Board in the areas of financial services, capital markets, corporate governance and legal.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Wolfgang Schoellkopf	Managing Partner, Lykos Capital Management, LLC
80 Director since July 31, 1997

Managing Partner, Lykos Capital Management, LLC, a private equity management company—2003 to present

Professional Highlights:

•  Chief Executive Officer, Bank Austria Group USA—2000 to 2001

Other Professional and Leadership Experience:

•  Chairman of the Board, Marymount University—2002 to 2005

Directorships of other public companies:

•  The Bank of N.T. Butterfield & Son Limited

•  Santander Holdings USA Inc.

•  Sovereign Bank

•  BPW Acquisition Corporation—2008 to 2010

Mr. Schoellkopf’s leadership roles in a broad range of banking industries and his participation on the boards of other companies, enables him to bring to the Board a valuable perspective in the areas of finance, accounting, financial services, student/consumer lending, business operations and capital markets.

Steven L. Shapiro	Certified Public Accountant and Personal Financial Specialist
72 Director since July 5, 1995

Certified Public Accountant and Personal Financial Specialist, Alloy, Silverstein, Shapiro, Adams, Mulford, Cicalese, Wilson & Co., an accounting firm, Chairman—1995 to present, various positions—1960 to present

Other Professional and Leadership Experience:

•  Member, Rutgers University Executive Advisory Council

•  Member, American Institute of Certified Public Accountants

•  Member, New Jersey and Pennsylvania Societies of CPAs

•  Trustee, Virtua Health and Hospital Foundation Board

Directorships of other public companies:

•  MetLife Bank, N.A.

Mr. Shapiro’s leadership role and experience in the accounting field, as well as his membership on the boards of other financial services companies, enables him to bring to the Board experience in the areas of finance, accounting, financial services and capital markets.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Anthony P. Terracciano	Chairman SLM Corporation
74 Director since January 7, 2008

Chairman, SLM Corporation—2008 to present

Professional Highlights:

• Chairman, Riggs National Company—2004 to 2005

• President, First Union Corporation (now Wachovia)

• Chairman and CEO, First Fidelity Bancorp

• President, Mellon Bank Corp.

• Vice Chairman and Chief Financial Officer, Chase Manhattan Bank—1984 to 1986

Other Professional and Leadership Experience:

• Chairman, Board of Trustee, Monmouth Medical Center

Mr. Terracciano has served in board leadership positions for numerous banks, and has held executive management positions during his extensive career in the banking industry. With this background, Mr. Terracciano brings to the Board unparalleled expertise in the areas of financial services, business operations, capital markets and student/consumer lending.

Barry L. Williams	President and Retired Managing General Partner, Williams Pacific Ventures, Inc.
68 Director since July 31, 2000

President, Williams Pacific Ventures, Inc., a consulting and investment company—1987 to present

Other Professional and Leadership Experience:

• Trustee Emeritus, American Conservatory Theater

• Director, Sutter Health

• Trustee, Resources Legacy Foundation

• Retired Trustee, Harvard Business School Alumni Association

• Retired Trustee, African American Experience Fund

• Trustee, Management Leadership for Tomorrow

Directorships of other public companies:

• Ameron International, Inc. until 2011

• PG&E Corporation

• CH2M Hill Companies

• Northwestern Mutual Life Insurance Company

• Simpson Manufacturing Co., Inc.

• R.H. Donnelly & Company until January 2010

Mr. Williams’ experience leading an investment and consulting firm, combined with other leadership roles in business and service as a director of a number of public companies, including service on several audit committees, enables him to bring expertise in the areas of finance, financial services, business operations and capital markets.

CORPORATE GOVERNANCE

Role and Responsibilities of the Board of Directors

Our Board believes strong corporate governance is critical to achieving our performance goals and to maintaining the trust and confidence of investors, employees, regulatory agencies and other stakeholders.

The primary responsibilities of the Board are to:

•	Review the Company’s long-term strategies and set long-term performance metrics;

•	Review risks affecting the Company and the Company’s processes for managing those risks, and oversee assignment of various aspects of risk management, compliance and governance;

•	Select, evaluate and compensate the Chief Executive Officer (“CEO”);

•	Plan for succession of the CEO and members of the executive management team;

•	Review and approve the Company’s annual business plan and multi-year strategic plan and periodically review performance against plan;

•	Review and approve major transactions;

•	Through its Audit Committee, select and oversee the Company’s independent accountant;

•	Recommend director candidates for election by stockholders; and

•	Evaluate its own effectiveness.

Board Governance Guidelines

The Board’s Governance Guidelines (“Guidelines”) are reviewed each year by the Nominations and Governance Committee, which from time to time may recommend proposed changes to the Board. The Guidelines are published at www.salliemae.com under the tab “Investors, Corporate Governance” and a written copy may be obtained by contacting the Corporate Secretary at corporatesecretary@salliemae.com. The Guidelines, along with the Company’s Bylaws, embody the following governance practices, among others:

•	A majority of the members of the Board must be independent directors and all members of the Audit, Nominations and Governance and Compensation and Personnel Committees must be independent.

•

All directors stand for re-election each year. Directors are elected under a majority vote standard in uncontested elections and stockholders are entitled to cumulate their shares for the election of directors. Directors are not eligible to stand for re-election after reaching age 75; however, since 2008 the Board has annually waived this requirement for Mr. Schoellkopf, who was again this year asked by the Board to stand for re-election.

•	The Board has an independent director as Chairman, Mr. Terracciano (“Independent Chairman”), and a lead independent director, Mr. Schoellkopf (“Lead Director”).

•

Each regularly scheduled Board meeting concludes with a session in which only members of the Board, including the CEO and Vice Chairman, Mr. Lord, participate. In addition, each regularly scheduled Board meeting includes an executive session that excludes Mr. Lord and is presided over by the Independent Chairman or, if he is not in attendance, the Lead Director. Each regularly scheduled committee meeting also generally concludes with an executive session presided over by the committee Chair.

•	We maintain stock ownership and retention guidelines for directors and executive officers.

•	Our Board and its committees conduct performance reviews annually.

•	The Board and its committees may engage their own advisors.

Board Leadership Structure

The Board has been led by the Independent Chairman since the beginning of 2008. We believe the Company is best served by separating the roles of chairman and CEO. We believe this structure best serves the interests of stockholders because it allows our CEO to focus primarily on our business strategy and operations and leverage the experience of the Independent Chairman. Whereas our CEO and senior management set the strategic direction for the Company, working with the Board, and our CEO provides day-to-day leadership, the Independent Chairman leads the Board in the performance of its duties and serves as the principal liaison between the independent directors and the CEO.

The Guidelines also provide for a lead independent director. Mr. Schoellkopf is the Lead Director. In the absence of the Independent Chairman, the Lead Director leads the annual performance review of the CEO and presides over executive sessions of the Board.

Director Independence

For a director to be considered independent, the Board must determine the director does not have any direct or indirect material relationship with the Company. The Guidelines include the standards for determining director independence which conform to the independence requirements of the NASDAQ listing standards.

The Board has affirmatively determined 14 of our 15 directors are independent, including Messrs. Porter and Strange each of whom will not stand for election at the Annual Meeting. In so doing, the Board determined each of these individuals met the NASDAQ listing standards and our own director independence standards. In addition, the Board considered transactions and relationships between each director and any member of his or her immediate family on one hand, and the Company and its affiliates on the other, to confirm that there were no transactions and relationships that would vitiate such director’s independence.

Each member of the Board’s Audit, Compensation and Personnel and Nominations and Governance Committees is independent within the meaning of the NASDAQ listing standards, Securities Exchange Act Rule 10A-3 and our own director independence standards. We anticipate that the Board will elect additional independent Board members to the Audit Committee either before or immediately following the Annual Meeting.

Mr. Lord, the current Vice Chair and Chief Executive Officer, is not independent, because of his role as an executive officer of the Company.

Board, Committee and Annual Meetings Attendance

The full Board met 10 times in 2012. Each of the incumbent directors attended at least 75 percent of the total number of meetings of the Board and committees on which he or she served. Directors are expected to attend the Annual Meeting, and all 15 members of the Board attended the Annual Meeting in May 2012.

Board Committees

The Board has established the following committees to assist in its oversight responsibilities, or, in the case of the Executive Committee, to act by delegation: Audit, Compensation and Personnel, Nominations and Governance, Finance and Operations, Executive, Strategy and Preferred Stock Committees. Each committee is governed by a Board-approved written charter, which is evaluated annually and sets forth the respective committee’s functions and responsibilities. The Board changes committee membership as part of a regular rotation.

For the following committees, an annual work-plan is created from the charters so that responsibilities of the committee are addressed at appropriate times throughout the year: Audit, Compensation and Personnel, Nominations and Governance and Finance and Operations. For the Preferred Stock Committee, their responsibilities are determined by the respective Certificate of Designations of each series of Preferred Stock. During 2012, each of these committees completed a review of its work-plan and updated its respective work-plan, as needed. Agendas for committee meetings are developed based on each committee’s work-plan and all other current matters the committee Chair or management believes should be addressed at the meeting. The Chair of each committee provides regular reports to the Board regarding the subject of the committee’s meetings and any committee actions.

Committee charters are available at www.salliemae.com under “Investors, Corporate Governance.” Stockholders may obtain a written copy of a committee charter by contacting the Corporate Secretary at corporatesecretary@salliemae.com or SLM Corporation, 300 Continental Drive, Newark, DE 19713.

	Audit Committee	Compensation and Personnel Committee	Finance and Operations Committee	Nominations and Governance Committee	Preferred Stock Committee	Executive Committee
Ann Torre Bates	✓				✓
William M. Diefenderfer			—			✓
Diane Suitt Gilleland		✓		✓
Earl A. Goode		✓		—		✓
Ronald F. Hunt	✓
Albert L. Lord						✓
Barry A. Munitz			✓
Howard H. Newman			✓
A. Alexander Porter, Jr.[1]	✓
Frank C. Puleo		—		✓		✓
Wolfgang Schoellkopf		✓		✓	—	✓
Steven L. Shapiro			✓		✓
J. Terry Strange[1]	—					✓
Anthony P. Terracciano						—
Barry L. Williams			✓
Number of Meetings in 2012	23	13	15	6	1	5

—	= Chair

✓	= Committee Member

[1]	Messrs. Porter’s and Strange’s service on the Board and the respective committees will end upon the commencement of the Annual Meeting

Audit Committee.    The Audit Committee assists the Board in fulfilling its responsibilities by providing oversight relating to: (1) the integrity of the Company’s financial statements; (2) the Company’s system of internal controls; (3) the qualifications, performance and independence of the Company’s independent registered accounting firm; (4) the performance of the Company’s internal audit function; (5) risks related to the Company’s compliance, legal and regulatory matters and (6) the review of related persons transactions. In addition, the Audit Committee prepares the report of the Audit Committee for the Company’s annual proxy statement, as required by the SEC.

The Board has determined that the following members of the Audit Committee qualify as financial experts: Ms. Bates and Messrs. Porter and Strange. Except for Mr. Strange, none of the Audit Committee members serves on the audit committee of more than three public companies. In addition to his service on the Audit Committee of the Company, Mr. Strange also serves on the audit committees of three other public companies. The Board has determined, however, that such simultaneous service does not impair Mr. Strange’s ability to effectively serve on the Company’s Audit Committee.

Compensation and Personnel Committee.    The Compensation and Personnel Committee (the “Compensation Committee”): (1) approves or recommends, as appropriate, compensation, benefits and employment arrangements for the Company’s CEO and executive officers with a title of Executive Vice President and higher (“Executive Management”), and independent members of the Board; (2) reviews and approves benefit plans, compensation plans and incentive plans applicable to Executive Management; (3) reviews, approves and administers all equity-based plans of the Company; (4) oversees the administration of employee benefit plans of the Company as required by law or the plan terms or as otherwise appropriate; (5) receives periodic reports regarding the Company’s compensation programs as they relate to all employees; (6) reviews the Company’s management development and recommends to the Board succession plans applicable to Executive Management; (7) reviews and considers current and developing compensation and personnel related topics as appropriate and (8) prepares the report of the Compensation Committee for the Company’s annual proxy statement, as required by the SEC. The Compensation Committee also reviews the risks arising from the Company’s compensation policies and practices to determine whether such policies and practices are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee considers executive officer and director compensation on an annual basis. In January or February of each year, after consultation with the Independent Chairman and other independent directors, the Compensation Committee will set CEO and Executive Management level compensation. At that time the Compensation Committee will also make a recommendation to the Board regarding director compensation. In addition, throughout the year, the Compensation Committee considers executive compensation consistent with its responsibilities, as warranted by any personnel changes.

Compensation Consultant and Independence.    The Compensation Committee has selected and retained Pearl Meyer LLC as its independent compensation consultant (the “Compensation Consultant”). The Compensation Consultant reports directly to the Compensation Committee and the Compensation Committee may replace the Compensation Consultant or hire additional consultants at any time. A representative of the Compensation Consultant attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our Named Executive Officers. The Compensation Consultant provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement with the Compensation Committee. Generally, these services include advising the Compensation Committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our compensation program design. During 2012, the Compensation Consultant performed the following services:

•	Recommended a peer group of companies for benchmarking executive and director compensation;

•	Provided market-relevant information as to the composition of director and executive compensation;

•	Provided an update on legislative and regulatory changes that affect director and executive compensation;

•	Provided views on the reasonableness of amounts and forms of director and executive compensation;

•	Reviewed drafts and commented on the Compensation Discussion and Analysis and related compensation tables for the proxy statement; and

•	Identified trends and gave presentations on executive compensation trends and external developments.

In April 2013, the Compensation Committee considered the independence of the Compensation Consultant in light of new SEC rules and NASDAQ listing standards. The Compensation Committee provided a questionnaire and received responses from the Compensation Consultant addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consulting firm; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Common Stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations and concluded that the work of the Compensation Consultant did not raise any conflict of interest. For more information on the Compensation Committee and the Compensation Consultant, please see the Compensation Discussion and Analysis section in this proxy statement.

Compensation Committee Interlocks and Insider Participation.    Ms. Gilleland, Mr. Goode, Mr. Puleo, and Mr. Schoellkopf were members of the Compensation Committee throughout fiscal year 2012. All members of the Compensation Committee were independent directors, and no member was an employee or former employee of the Company. During fiscal year 2012, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

Nominations and Governance Committee.    The Nominations and Governance Committee assists the Board in establishing appropriate standards for the governance of the Company, the operations of the Board and the qualifications of directors. The Nominations and Governance Committee also identifies individuals qualified to become Board members and recommends to the Board the director nominees for each annual meeting of stockholders. The Nominations and Governance Committee also oversees the evaluation of the Board and recommends governance guidelines to the Board. The nominations process is described below, in “Nominations Process.”

Executive Committee.    Membership of the Executive Committee includes Board committee chairs, the Lead Director, the CEO and the Independent Chairman. The Executive Committee has authority to act on behalf of the Board when the Board is not in session, assists the Board in fulfilling its oversight responsibilities with regard to establishing risk tolerances and parameters for the Company and oversees the allocation of risk oversight responsibilities among Board committees.

Finance and Operations Committee.    The Finance and Operations Committee assists the Board by providing oversight with respect to (1) material corporate finance matters, including investments, acquisitions, capital management, financing and funding strategy; (2) technology and operations; (3) marketing and product development and (4) the Company’s lending programs. The Finance Committee also reviews the financial risk profile of the Company including capital market access, credit, interest rate and currency risks and reviews with management steps to manage those risks.

Strategy Committee.    Historically, the Strategy Committee was periodically utilized to engage the CEO and senior management to develop and exchange ideas regarding the Company’s long-term strategic agenda and initiatives in advance of significant Board discussions regarding strategy. The Strategy Committee did not have any authority to act for or on behalf of the Board without prior delegation of authority by the Board. In 2012, our Board and senior management took significant steps to further enhance, formalize and centralize our existing enterprise risk management activities. Among the steps taken, our Board chose to take a much more active and centralized role in the consideration and development of our long-term strategy. The Board agreed to the addition of a new, extended meeting of our Board to focus exclusively on our strategic direction and priorities. This meeting will now occur annually in advance of management’s development and presentation of its business plan for the next fiscal year. As a result of these developments, the Strategy Committee did not meet in 2012 and the Board determined to eliminate this committee as a standing committee of the Board in April of 2013.

Preferred Stock Committee.    The Preferred Stock Committee monitors proposed actions of the Company that may impact the rights of holders of the Company’s preferred stock.

The Board’s Role in Risk Oversight

The Board and its standing committees oversee the Company’s overall strategic direction, including setting risk management philosophy, tolerance and parameters; and establishing procedures for assessing the risks of each business line as well as the risk management practices the management team develops and utilizes. Management escalates to the Board any significant departures from established tolerances and parameters and reviews new and emerging risks. In general, the Board committees oversee the following risks:

•	The Executive Committee is responsible for allocation of oversight of specific risks to various Board committees.

•

The Audit Committee has oversight over the establishment of standards related to our monitoring and control of legal and compliance risks and the qualification of employees overseeing these risk management functions.

•	The Finance Committee oversees the credit standing and financial risk profile of the Company, including capital market access, in addition to credit, interest rate and currency risks.

•	The Compensation Committee oversees our compensation programs so that they do not incentivize excessive risk-taking.

•	The Nominations and Governance Committee oversees Board processes and corporate governance-related risks.

In 2012, our Board and senior management took significant steps to further enhance, formalize and centralize our existing enterprise risk management activities. We expect these efforts to continue into 2013. The steps taken in 2012 included:

•

The development and, then, adoption in early 2013 of a formal Risk Appetite Framework which reinforces our commitment to an organized enterprise risk management program that identifies, measures, monitors, reports and escalates risks to our senior management and Board in line with developed and agreed risk profiles, tolerances and escalation mechanisms.

•	The initial development and testing of a strategy and stress testing tool designed to overlay our previously existing, well-developed, financial models.

•	Enhancement to our existing incentive compensation plan risk oversight policies and procedures which included the creation of the Corporate Incentive Compensation Plan Committee.

Our Risk Appetite Framework establishes the level of risk we are willing to accept within each risk category in pursuit of our business strategy. By having a uniform Risk Appetite Framework, it creates linkages across our businesses to ensure business decisions, monitoring and reporting are made on a consistent basis. Management and our various corporate committees monitor approved limits and escalation triggers to ensure that our businesses are operating within the approved risk limits. Risk limits are monitored and reports are provided to various corporate committees and our Board and its committees, as appropriate. Through ongoing monitoring of risk exposures, management is able to identify potential risks and develop appropriate responses and mitigation strategies.

During 2012, the Board received reports on the most important strategic issues and risks facing the Company. In addition, the Board and committees receive regular reports from the Company’s Chief Audit Officer, Chief Compliance Officer and other senior management regarding compliance with applicable risk-related policies, procedures and limits.

Risk Assessment of Compensation Policies

In 2012, we formed the Corporate Incentive Compensation Plan Committee (the “ICP Committee”). The ICP Committee is comprised of a cross-functional team of our senior officers from human resources, risk and legal to have oversight over our incentive compensation plans. The ICP Committee’s responsibilities include oversight of the annual risk review and assessment of our incentive compensation plans to ensure that our employees are not incented to take inappropriate risks which could impact our financial position and controls, reputation and operations; and to develop policies and procedures to ensure our incentive compensation plans are designed to achieve our business goals within acceptable risk parameters. The ICP Committee periodically reports to the Compensation Committee on the controls and reviews of our incentive compensation plans. In 2012, the ICP Committee conducted risk assessments of the Company’s incentive compensation plans to ascertain any potential material risks that may be created by those plans. The ICP Committee presented their findings to the Compensation Committee and the Compensation Committee agreed with its conclusion that the risks were within our ability to effectively monitor and manage and were not reasonably likely to have a material adverse effect on the Company.

Nominations Process

The Nominations and Governance Committee considers director candidates recommended by stockholders and also receives suggestions for candidates from Board members. The Nominations and Governance Committee may also engage third party search firms to assist in identifying director candidates. Candidates are evaluated based on the needs of the Board and the Company at that time, given the then-current mix of Board members. We do not have a formal diversity policy but the Board seeks representation that reflects gender, ethnic and geographic diversity as reflected in the Guidelines. The Nominations and Governance Committee, through its charter, is charged with reviewing the composition and diversity of the Board, and as part of the process, the Nominations and Governance Committee incorporates into the Board’s annual evaluation process, opportunity for each Board member to provide input regarding the current and desired composition of the Board and desired attributes of Board members. The minimum qualifications and attributes that the Nominations and Governance Committee believes a director nominee must possess include:

•	Knowledge of the business of the Company;

•	Proven record of accomplishment;

•	Willingness to commit the time necessary for Board service;

•	Integrity and sound judgment in areas relevant to the business;

•	Impartiality in representing stockholders;

•	Ability to challenge and stimulate management; and

•	Independence.

In addition, the following skills and attributes are desired to be represented collectively on the Board as a whole:

•	Finance expertise;

•	Accounting expertise;

•	Corporate governance expertise;

•	Academia expertise;

•	Financial services expertise;

•	Business operations expertise;

•	Capital markets expertise;

•	Student/Consumer lending expertise;

•	Marketing and product development expertise;

•	Political/Government expertise; and

•	Legal expertise.

The Nominations and Governance Committee considers and evaluates candidates recommended by stockholders in the same manner that it considers and evaluates all other director candidates. To recommend a candidate, stockholders should send, in writing, the candidate’s name, credentials, contact information, and his or her consent to be considered as a candidate to the Chairman of the Nominations and Governance Committee at corporatesecretary@salliemae.com or c/o Corporate Secretary, SLM Corporation, 300 Continental Drive, Newark, DE 19713. The stockholder should also include his or her contact information and a statement of his or her share ownership. A stockholder wishing to nominate a candidate must comply with the notice and other requirements described under “Stockholder Proposals for the 2014 Annual Meeting” in this proxy statement.

Stockholder Communications with the Board

Stockholders and other interested parties may submit communications to the Board, the non-management directors as a group, the Lead Director, the Independent Chairman, or any other individual member of the Board by contacting the Independent Chairman or the Lead Director in writing at the following address: corporatesecretary@salliemae.com or c/o Corporate Secretary, SLM Corporation, 300 Continental Drive, Newark, DE 19713.

Code of Business Conduct

The Company has a Code of Business Conduct that applies to Board members and all employees, including the chief executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct is available on the Company’s website (www.salliemae.com under “Investors, Corporate Governance”) and a written copy is available from the Corporate Secretary. The Company intends to post amendments to or waivers of the Code of Business Conduct (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer or any director) at this location on its website.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered Public Accounting Firms for 2011 and 2012

KPMG was the Company’s independent registered accounting firm for the fiscal year ending December 31, 2012. PricewaterhouseCoopers (“PwC”) was the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. As previously reported, on November 30, 2011, the Audit Committee approved the dismissal of PwC as the Company’s independent registered public accounting firm, and such dismissal became effective upon completion by PwC of its procedures on the financial statements of the Company as of and for the year ended December 31, 2011 and the filing of the related Form 10-K. The audit reports of PwC: (i) on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2011 and 2010 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle; and (ii) on the effectiveness of internal control over financial reporting as of December 31, 2011 and 2010 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle. During the two fiscal years ended December 31, 2011 and 2010, and through February 27, 2012 (the date of filing the Annual Report on Form 10-K for the year ended December 31, 2011 with the SEC), there were (i) no “disagreements” between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of PwC would have caused PwC to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events.” Aggregate fees billed for services performed for the Company by KPMG for fiscal year ended December 31, 2012, and for services performed by PwC for the fiscal year ended December 31, 2011, are set forth below.

	KPMG 2012	PwC 2011
Audit Fees	$2,313,626	$4,395,330
Audit-Related Fees	2,790,823	2,938,986
Tax Fees	610,750	709,025
All Other Fees	30,000	0
Total	$5,745,199	$8,043,341

Audit Fees.    Audit fees include fees for professional services rendered for the audits of the consolidated financial statements of the Company and statutory and subsidiary audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

Audit-Related Fees.    Audit-related fees include fees for assurance and other services related to service provider compliance reports, trust servicing and administration reports, internal control reviews, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees.    Tax fees include fees for tax compliance, tax planning and state tax assistance.

All Other Fees.    All other fees for the fiscal years ended December 31, 2012 and December 31, 2011 were $30,000 and $0, respectively. The fees for 2012 related to an information security assessment performed by KPMG on an affiliate of the Company.

Pre-Approval Policies and Procedures

The Audit Committee has a policy that addresses the approval of audit and non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be provided by the Company’s independent registered public accounting firm be pre-approved by the Audit Committee or its Chair. Each approval of the Audit Committee or the Audit Committee Chair must describe the services provided and set a dollar limit for the services. The Audit Committee, or its Chair, pre-approved all audit and non-audit services provided by KPMG during 2012. Reporting is provided to the Audit Committee regarding services that the Audit Committee Chair pre-approved between committee meetings. The Audit Committee receives regular reports from management regarding the actual provision of all services by KPMG. No services provided by our independent registered public accounting firm were approved by the Audit Committee pursuant to the “de minimis” exception to the pre-approval requirement set forth in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management and the Company’s independent registered accounting firm, KPMG LLP, the Company’s audited financial statements as of and for the year ended December 31, 2012. The Audit Committee also discussed with KPMG LLP the matters under Public Company Accounting Oversight Board standards, including among other things, matters related to the conduct of the audit of our financial statements.

The Audit Committee received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP the firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Audit Committee

J. Terry Strange, Chairman

Ann Torre Bates

Ronald F. Hunt

A. Alexander Porter, Jr.

OWNERSHIP OF COMMON STOCK

The following table provides information about each stockholder known to us to beneficially own more than five percent of the outstanding shares of our Common Stock, based solely on the information filed by each such stockholder in 2013 for the year ended December 31, 2012, on Schedule 13G under the Exchange Act.

Name and Address of Beneficial Owner	Shares	Percent of Class
Barrow, Hanley, Mewhinney & Strauss, LLC(1) 2200 Ross Avenue 31st Floor Dallas, TX 75201-2761	45,823,594	9.92

Highfields Capital Management LP(2) John Hancock Tower 200 Clarendon Street 59th Floor Boston, MA 02116	39,616,773	8.60

FMR LLC(3) 82 Devonshire Street Boston, MA 02109	33,237,092	7.19

T. Rowe Price Associates, Inc.(4) 100 East Pratt Street Baltimore, MD 21202	29,270,467	6.30

BlackRock Inc.(5) 40 East 52nd Street New York, NY 10022	23,205,113	5.02

(1)

This information, including percent of class, is based on the Schedule 13G filed with the SEC by Barrow, Hanley, Mewhinney & Strauss, LLC on February 11, 2013. Barrow, Hanley, Mewhinney & Strauss, LLC reported sole voting power for 18,830,332 shares of Common Stock, shared voting power of 26,993,262 shares of Common Stock and sole investment power for 45,823,594 shares of Common Stock. Barrow, Hanley, Mewhinney & Strauss, LLC reported having no shared investment power over any of the shares.

(2)

This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by Highfields Capital Management LP on February 14, 2013. Highfields Capital Management LP reported sole voting power and sole investment power over all of the shares of Common Stock. Highfields Capital Management LP reported having neither shared voting power nor shared investment power over any of the shares.

(3)

This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by FMR LLC on February 14, 2013. FMR LLC reported sole voting power for 1,288,068 shares of Common Stock and sole investment power for 33,237,092 shares of Common Stock. FMR LLC reported having no shared voting or shared investment power over any of the shares.

(4)

This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. on February 6, 2013. T. Rowe Price Associates, Inc. reported sole voting power for 9,899,184 shares of Common Stock and sole investment power for 29,215,417 shares of Common Stock. T. Rowe Price Associates, Inc. reported having neither shared voting power nor shared investment power over any of the shares.

(5)

This information, including percent of class, is based on the Schedule 13G filed with the SEC by BlackRock, Inc. on January 30, 2013. BlackRock, Inc. reported sole voting power and sole investment power over all of the shares of Common Stock. BlackRock, Inc. reported having neither shared voting power nor shared investment power over any of the shares.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information regarding beneficial ownership of Common Stock of the Company (i.e., owned or pursuant to SEC rules that may be acquired within 60 days), for each of the Company’s directors, the chief executive officer, the chief financial officer and the three other most highly compensated executive officers of the Company (the “Named Executive Officers” or “NEOs”), as well as all directors and Named Executive Officers as a group. The ownership information is as of March 14, 2013. As of March 14, 2013, there were 445,923,306 shares of our Common Stock issued, outstanding and entitled to vote.

	Shares(1)	Vested Options(2)	Total Beneficial Ownership(3)	Percent of Class
Director Nominees
Ann Torre Bates(4)	9,193	74,126	83,319	*
William M. Diefenderfer III(5)	98,515	84,386	182,901	*
Diane Suitt Gilleland(6)	112,019	83,137	195,156	*
Earl A. Goode	38,185	96,807	134,992	*
Ronald F. Hunt(7)	200,035	96,527	296,562	*
Barry A. Munitz	157,322	64,676	221,998	*
Howard H. Newman	27,185	35,582	62,767	*
A. Alexander Porter, Jr.(8)	719,597	94,977	814,574	*
Frank C. Puleo	42,185	35,582	77,767	*
Wolfgang Schoellkopf(9)	27,185	79,917	107,102	*
Steven L. Shapiro(10)	160,237	90,807	251,044	*
J. Terry Strange	30,785	24,722	55,507	*
Anthony P. Terracciano	186,594	62,550	249,144	*
Barry Lawson Williams	46,982	67,094	114,076	*
Named Executive Officers
Albert L. Lord(11)	1,202,176	380,249	1,582,425	*
Jonathan C. Clark(12)	259,023	103,609	362,632	*
John F. Remondi(13)	773,929	286,800	1,060,729	*
Joseph A. DePaulo(14)	323,887	191,763	515,650	*
Laurent C. Lutz(15)	248,788	54,562	303,350	*
Directors and Officers as a Group	4,663,822	2,007,873	6,671,695	1.50%

*	Less than one percent

(1)

Shares held directly or indirectly with a spouse, including shares credited to Company-sponsored retirement plans. Total for NEOs includes (i) vested restricted stock units (“RSUs”) awarded as a portion of bonus paid in January 2011, February 2012 and February 2013, (ii) unvested RSUs granted in January 2011, February 2012 and February 2013, (iii) unvested performance stock units (“PSUs”) granted in February 2012 and February 2013 and (iv) unvested dividend equivalent units (“DEUs”) granted on unvested RSUs and PSUs. The individuals holding such RSUs, PSUs and DEUs have no voting or investment power over these units.

(2)

Shares that may be acquired within 60 days of March 14, 2013, through the exercise of stock options. Net settled options are shown on a “spread basis” and, if not in-the-money, they are shown as 0. The total number of vested, net settled options held by each individual are as follows: Ms. Bates – 34,394; Mr. Diefenderfer – 34,394; Ms. Gilleland – 60,394; Mr. Goode – 60,394; Mr. Hunt – 60,394; Mr. Munitz – 34,394; Mr. Newman – 60,394; Mr. Porter – 60,394; Mr. Puleo – 60,394; Mr. Schoellkopf – 60,394; Mr. Shapiro – 60,394; Mr. Strange – 54,394; Mr. Terracciano – 546,989; Mr. Williams – 23,494; Mr. Lord – 1,244,310; Mr. Clark – 326,123, Mr. Remondi – 2,111,069; Mr. DePaulo – 365,422 and Mr. Lutz – 169,258. “Traditional” stock options are included in this column on a one-for-one basis, all of which are currently underwater. The number of “traditional” stock options for each individual included in this column is as follows: Ms. Bates – 63,605; Mr. Diefenderfer – 73,865; Ms. Gilleland – 54,155; Mr. Goode – 67,825; Mr. Hunt – 67,545; Mr. Munitz – 54,155; Mr. Newman – 6,600; Mr. Porter – 65,995; Mr. Puleo – 6,600; Mr. Schoellkopf – 50,935; Mr. Shapiro – 61,825 and Mr. Williams – 61,825.

(3)	Total of columns 1 and 2. Except as otherwise indicated and subject to community property laws, each owner has sole voting and sole investment power with respect to the shares listed.

(4)	6,123 shares are held in a margin account and are therefore considered “pledged as security.” No loan is outstanding.

(5)	4,229 shares are phantom stock units credited to a deferred compensation plan account.

(6)	13,524 shares are phantom stock units credited to a deferred compensation plan account.

(7)

136,170 shares are held in a margin account and are therefore considered “pledged as security.” No loan is outstanding. 16,698 shares are phantom stock units credited to a deferred compensation plan account.

(8)	Mr. Porter’s share ownership includes 687,771 shares over which he has both investment and voting control. 3,371 shares are phantom stock units credited to a deferred compensation plan account.

(9)	24,115 shares are held in a margin account and are therefore considered “pledged as security.” No loan is outstanding.

(10)

24,115 shares are held in a margin account and are therefore considered “pledged as security.” No loan is outstanding. Mr. Shapiro’s share ownership includes 3,000 shares held in a Roth IRA and 108,000 shares held in an LLC owned by Mr. Shapiro and his spouse. 9,062 shares are phantom stock units credited to a deferred compensation plan account.

(11)

523,838 shares are held in a margin account and are therefore considered “pledged as security.” No loan is outstanding. Mr. Lord’s share ownership includes 2,100 shares held by his wife. 6,918 shares are phantom stock units credited to a deferred compensation plan account. 492,844 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. Lord has no voting or dispositive control.

(12)	199,317 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. Clark has no voting or dispositive control.

(13)

400,333 shares are held in a margin account and are therefore considered “pledged as security.” No loan is outstanding. 296,696 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. Remondi has no voting or dispositive control.

(14)

Mr. DePaulo’s share ownership includes 1,740 shares held in custodial accounts for his children. 233,202 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. DePaulo has no voting or dispositive control.

(15)	164,324 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. Lutz has no voting or dispositive control.

EXECUTIVE OFFICERS

The Company’s executive officers are appointed annually by the Board. The following sets forth biographical information concerning the Company’s executive officers who are not directors. Biographical information for Mr. Lord, Vice Chairman and CEO, is included above in “Nominees for Election to the Board of Directors.”

Name and Age	Position and Business Experience
Jonathan C. Clark 54

•  Executive Vice President and Chief Financial Officer, SLM Corporation—January 2011 to March 2013, Executive Vice President and Treasurer—January 2009 to January 2011; Senior Vice President and Treasurer—September 2008 to January 2009; Senior Vice President—March 2008 to September 2008

•  Managing Director, Credit Suisse Securities (USA) LLC, an investment bank—2000 to 2007

•  Responsibilities included overseeing delivery of all investment banking products and services for clients

•  Mr. Clark’s employment with the Company ended effective March 29, 2013

Joseph A. DePaulo 47

•  Executive Vice President-Banking and Finance, SLM Corporation—February 2013 to present

•  Executive Vice President and Chief Marketing Officer, SLM Corporation—March 2009 to February 2013

•  Chief Executive Officer, Credit One Financial Solutions, a consumer lending company—2006 to 2009

•  In addition to responsibilities typical of a CEO, Mr. DePaulo’s responsibilities while at Credit One included responsibility for managing marketing and product development for unsecured consumer loans

•  Group Executive, US Card Business Development Operations, MBNA Corp., a credit card company—2005 to 2006

•  Various positions at MBNA Corp. including Risk Management, Chief Marketing Officer of Consumer Finance and Chief Marketing Officer, Europe—1992 to 2004

Laurent C. Lutz 53

•  Executive Vice President, General Counsel and Corporate Secretary, SLM Corporation—May 2012 to present; Executive Vice President and General Counsel, SLM Corporation—January 2011 to May 2012

•  Chief Legal Officer and Corporate Secretary, BearingPoint, Inc., a global management and technology consulting firm—March 2006 to December 2008. On February 27, 2009, BearingPoint, Inc. filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code

•  Associate General Counsel, Accenture, Ltd., a global information technology consulting firm—1999 to 2006

•  While at Accenture Mr. Lutz was instrumental in the design and implementation of many of the legal aspects of the company’s transition to a public company

Name and Age	Position and Business Experience
John F. Remondi 51

• President and Chief Operating Officer, SLM Corporation—January 2011 to present; Vice Chairman and Chief Financial Officer—January 2008 to January 2011

• Portfolio Manager, PAR Capital Management, Inc., a private equity firm—2005 to December 2007

• Responsibilities included managing investments in public companies while employed at PAR Capital Management

• Executive Vice President, SLM Corporation—2001 to 2005; Senior Vice President—1999 to 2001

• Chief Financial Officer and Senior Vice President, Nellie Mae Corporation—1988 to 1999

• Director, Cubesmart Real Estate Investment Trust

EXECUTIVE COMPENSATION

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The Compensation and Personnel Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board its inclusion herein and its incorporation by reference in the Company’s Annual Report on Form 10-K for the year ending December 31, 2012.

Compensation and Personnel Committee

Frank C. Puleo, Chairman

Diane Suitt Gilleland

Earl A. Goode

Wolfgang Schoellkopf

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The philosophy underlying our executive compensation program is to provide a competitive total compensation program tied to performance and aligned with the interests of our stockholders. Our objective is to recruit and retain high quality executives and staff necessary to deliver continuously high stockholder value.

Our Compensation Committee uses the following principles to implement our compensation philosophy and achieve our executive compensation program objectives:

•	Pay-for-performance. A substantial portion of the total compensation of our Named Executive Officers is earned based on achievement of enterprise-wide goals that impact stockholder value.

•

Retention of top executives. Our Named Executive Officers should have base salaries and benefits that are competitive and permit us to attract, motivate and retain those executives who drive our success.

•

Reward long-term growth and focus management on sustained success and stockholder value creation. Compensation of our Named Executive Officers is heavily weighted toward long term equity-based incentives. These awards link pay to sustained performance.

•

Align compensation with stockholder interests. The interests of our Named Executive Officers should be linked with those of our stockholders through the risks and rewards of the ownership of our Common Stock.

•	Standard benefits and limited perquisites. We provide standard employee benefits and limited perquisites to our Named Executive Officers.

Elements of Compensation

The compensation program for our Named Executive Officers consists of seven elements. These elements, as well as the reasons why each was chosen and the ways in which each element achieves our compensation objectives are described below:

Compensation Element	Objective	Type of Compensation
Base salary	To provide a base level of cash compensation for executive officers based on level and responsibility.	Fixed cash compensation. Reviewed annually and adjusted as appropriate.

Annual incentive bonus	To encourage and reward executive officers for achieving annual corporate performance goals.

Variable compensation. Primarily performance based. Payable 50-percent in cash and 50-percent in Restricted Stock Units (“RSUs”). RSUs are subject to transfer restrictions and lapse in equal increments over three years.

Long-term equity-based incentives	To motivate and retain executive officers by aligning their interests with that of stockholders through sustained performance and growth.

Multi-year variable compensation. Performance based. Generally granted annually. Payable in performance stock units (“PSUs”) and stock options. PSUs have three-year cliff vesting in amounts determined based on cumulative performance measures. Stock options vest over a three-year period with two-thirds of these grants also subject to achievement of pre-established stock price targets.

Health, Welfare and Retirement benefits	To promote employee health and protect financial security.	Fixed compensation.

Deferred Compensation Plan	To provide retirement planning opportunities.	The Deferred Compensation Plan offers a variety of investment choices, none of which represents an above-market return.

Severance benefits	To maintain continuity of management after a change of control and provide temporary income following involuntary terminations of employment other than for cause.	Fixed cash compensation. Generally, equity compensation continues to vest on their terms after changes of control or involuntary terminations other than for cause.

Perquisites	To provide business-related benefits to assist in attracting and retaining key executives.	Fixed compensation.

Fixed vs. Variable Compensation

A substantial portion of the Named Executive Officers’ total compensation for 2012 performance was variable and dependent upon the attainment of performance objectives or the value of our Common Stock.

1 Fixed compensation is the sum of 2012 “Salary” and “All Other Compensation” amounts set forth in the Summary Compensation Table on page 39 of this proxy statement. Fixed compensation excludes the value of dividend equivalent units accrued on restricted stock, RSUs and PSUs in 2012.

2 Variable compensation is the sum of bonus paid in February 2013 under the Management Incentive Plan set forth under “Non-equity Incentive Plan Compensation” in the Summary Compensation Table on page 39 of this proxy statement and the grant date fair values of PSUs and stock options granted in February 2013.

Cash Incentives vs. Stock-Based Incentives

In 2012, the Compensation Committee allocated more of the Named Executive Officers’ variable compensation to stock-based incentives than it allocated to cash incentives.

1 Cash compensation is comprised of 2012 salary, cash bonuses paid in February 2013 under the Management Incentive Plan and All Other Compensation as set forth in the Summary Compensation Table on page 39 of this proxy statement. Cash compensation excludes the value of dividend equivalent units accrued on restricted stock, RSUs and PSUs in 2012.

2 Stock-based compensation is the sum of the value of the bonus paid in RSUs in February 2013 under the Management Incentive Plan set forth under the “Stock Awards” column in the Summary Compensation Table on page 39 of this proxy statement and the grant date fair values of PSUs and stock options granted in February 2013.

How we make our Compensation Decisions

Role of the Compensation Committee

On a yearly basis, the Compensation Committee reviews and approves the Company’s management incentive plan (the “MIP”), which establishes annual corporate goals and is applicable to all members of senior management. In establishing such goals, the Compensation Committee reviews and considers the Company’s annual business plan approved by the Board, focusing on the objectives of the business plan and on aligning the Company’s incentive-based compensation to achieve such objectives. The Compensation Committee also discusses the proposed MIP goals with the CEO and the Compensation Consultant. The Compensation Committee, in consultation with the Independent Chairman and the other independent members of the Board, reviews the annual performance of the CEO and approves his salary, bonus and long-term incentive award for the upcoming year and his bonus under the MIP for the prior year. The Compensation Committee maintains discretion to decrease bonus amounts under the MIP.

The CEO does not play a role with respect to any matter affecting his own compensation. See “Compensation and Personnel Committee” for more information on the Compensation Committee’s role with respect to NEO compensation.

Role of the Chief Executive Officer

The CEO reviews with the Compensation Committee the performance of each NEO and recommends salary, bonus and long-term incentive awards for each NEO other than himself. The Compensation Committee considers these recommendations in consultation with the Compensation Consultant and approves final awards for each NEO.

Role of the Compensation Consultant

The Compensation Committee retains and is advised by the Compensation Consultant to assist the Compensation Committee in its review and oversight of the Company’s executive compensation program. See— “Compensation Consultant and Independence” for more information on the Compensation Consultant’s role as an advisor to the Compensation Committee.

Use of Peer Group

The Compensation Committee reviews the peer group annually with the Compensation Consultant, to ensure that each member company in the peer group is still appropriate and to consider additions or deletions to the peer group. The

Compensation Committee reviews compensation data relating to the financial and financial processing areas as those are the areas in which we compete for talent. To ensure that the Compensation Committee has the information necessary to set appropriate compensation levels, we conduct a market analysis of executive compensation programs that includes publicly available executive compensation data for our peer companies and third-party compensation surveys.

The Compensation Committee then utilizes the peer group data in two ways. First, it assesses the financial performance of the peer group during the preceding one and three year periods, to determine how the Company compares to its peers in terms of financial performance. Second, it assesses the compensation paid to named executive officers by the peer group to determine the competitiveness of our executive compensation program. While our market analysis informs our range of compensation components and decisions, we do not tie our executive officers’ compensation levels to specific market percentiles. The Compensation Committee also uses a variety of other data points in determining compensation levels and incentive compensation design, including the Company’s strategic plan, the budget for the year in question and experience of executives.

The Compensation Committee in consultation with the Compensation Consultant determined that no changes were required to the peer group in 2012. For 2012, the peer group consisted of the following companies:

Peer Group
Alliance Data Systems Corp BB&T Corp. Capital One Financial Corp. CIT Group Inc. Discover Financial Services, Inc. Fidelity National Information Services	Fifth Third Bancorp Fiserv Inc. Huntington Bancshares KeyCorp M&T Bank Corp Total Systems Services Inc.

Changes to Executive Compensation for 2012

In recent years, the Named Executive Officers’ bonus payments were based primarily on the achievement of corporate performance goals set forth in the MIP for that year. The Compensation Committee also gave some incremental consideration to achievement of individual performance goals in establishing total bonus amounts. The Compensation Committee determined Named Executive Officers’ bonus payments for 2012 would be based only on achievement of certain corporate performance goals. In so doing, the Compensation Committee recognized its authority under the Company’s 2012 Omnibus Incentive Plan (the “2012 Plan”) to develop alternative discretionary incentive plans and intends to reconsider incentivizing individual performance through other means in the future. As the MIP calculations exclusively informed Named Executive Officers bonus computations in 2012, bonus amounts payable in 2012 are reflected in the “Non-equity Incentive Compensation” column of the Summary Compensation Table in this proxy statement.

Determination of Compensation for 2012

2012 Summary of Results

We continue to operate in a challenging macroeconomic environment marked by high unemployment and uncertainty which contributes added uncertainty to Private Education Loan repayment and default patterns. On July 1, 2010, Congress eliminated the federal family education loan program (“FFELP”). FFELP loans are a major source of our net income. Despite this environment, we believe management significantly achieved its 2012 objectives. “Core Earnings”1 for the year were $1.06 billion compared with $977 million in 2011. “Core Earnings” were up due to an $81 million increase in debt repurchase gains, a $215 million lower loan loss provision and a $104 million reduction in operating expenses, offset in part by a $246 million decrease in net interest income.

1 For a description of how we calculate Core Earnings and for a reconciliation of Core Earnings to the nearest comparable GAAP measure, see page F-81 to the notes to the consolidated financial statements included in the Annual Report on Form 10-K, which can be found on our website at www.salliemae.com.

2012 Operating Objectives

In 2012, management set out five major goals to create stockholder value. They were:

Prudently Grow Consumer Lending Segment Assets and Revenue

We achieved this goal by originating increasing numbers of high quality Private Education Loans, with higher net interest margins and lower charge-offs and provision for loan losses. Originations were 22-percent higher in 2012 compared with 2011. The average FICO score of our 2012 originations was 748 and 90-percent of the originated loans were cosigned. “Core Earnings” net interest margin increased from 4.09-percent to 4.13-percent. Charge-offs decreased to 3.37-percent of loans in repayment from 3.72-percent in 2011. Provision for loan losses decreased to $1.01 billion from $1.18 billion in 2011.

Sustain Business Services Segment Revenue

In 2012, our Business Services segment revenue decreased 5-percent compared to 2011. While we considered several servicing acquisitions beyond the education loan market we chose not to pursue them. Nonetheless, in 2012 we did achieve meaningful growth in a number of Business Services activities such as increasing the number of accounts that we service for the Department of Education (“ED”) to approximately 4.3 million accounts under the ED Servicing Contract as of December 31, 2012 compared to 3.6 million accounts at December 31, 2011 and, providing collection services on defaulted student loans to ED with our share of allocated accounts ranging from six percent to eight percent.

Maximize Cash Flows from FFELP Loans

In 2012 we continued to focus on opportunistically purchasing additional FFELP loan portfolios from other lenders as cash flows from our existing FFELP loans decline. We acquired $3.7 billion of FFELP loans which partially offset the approximately $5.2 billion of loans that were consolidated to ED in 2012 as part of the Special Direct Consolidation Loan Initiative.

Reduce Operating Expenses

In 2012 we remained focused on reducing operating expenses. Our 2012 operating expenses were $996 million, an improvement on the $1.1 billion incurred in 2011.

Improve Our Financial Strength

In 2012 we increased stockholder distributions while at the same time ending 2012 with a balance sheet and capital position as strong as those with which we ended in 2011. In 2012, we increased our quarterly dividend to $0.125 per share and utilized $900 million to repurchase 58 million shares of our Common Stock in the open market. We did so while achieving $2.16 fully diluted “Core Earnings” per common share and maintaining our strong balance sheet and capital positions. In 2012, we issued $9.7 billion in FFELP ABS, $4.2 billion in Private Education Loan ABS and $2.7 billion of unsecured bonds, while reducing our total debt to $169 billion at December 31, 2012, compared to $181 billion at December 31, 2011.

Management Incentive Plan for 2012

As discussed above, as part of the Company’s annual strategic planning process, management develops an operating plan for the upcoming year. The Compensation Committee and management then discuss and agree on specific corporate performance goals set forth in the MIP established for the purpose of focusing executives around achievement of the operating plan. An executive’s annual bonus potential is generally a function of each executive’s position and base salary. The Compensation Committee established a payout level for each Named Executive Officer based on achievement of the corporate performance goals described below. As to our Named Executive Officers, the Compensation Committee is also actively involved in considering bonus potential, and approving actual salary, bonuses and long-term incentive compensation.

Corporate Performance Goals for 2012

In late 2011 and early 2012 the Compensation Committee considered the Company’s approved operating plan for 2012 and met with management to discuss the performance goals it would apply in establishing the 2012 management incentive plan (the “2012 MIP”). For 2012, the Compensation Committee determined to establish seven corporate performance goals for the 2012 MIP, as follows:

•	Earnings per share measured on a “Core Earnings” basis;

•	Improvement of net private education loan charge-offs;

•	Increase in private credit loan originations;

•	Operating expense reductions for 2012;

•	Maintenance of stipulated capital adequacy;

•	Maintenance of adequate liquidity; and

•	Increases in non-FFELP related fee-based income.

For each corporate performance goal, the Compensation Committee approved minimum, target and maximum achievement levels. Achievement of the minimum level resulted in an “award factor” of 0%, achievement of the target level resulted in an award factor of 90% and achievement of the maximum level resulted in an award factor of 140% (other than maintenance of stipulated capital adequacy and liquidity levels, each of which had a maximum award factor of 110%). Sliding scale award factor percentages attributable to interim levels of achievement were also included for each goal. The Committee also assigned a weight to each corporate performance goal based on its relative importance to the Company’s overall operating plan.

In January and February 2013, the Compensation Committee and the Independent Chairman reviewed the Company’s relative achievement of each of the previously identified corporate performance goals based on discussions with the CEO and information provided by management. After these discussions, the Compensation Committee determined that the aggregate achievement of the corporate performance goals was attained at a level of 88.6% of the targets set under the 2012 MIP. The Company’s total performance “score” of 88.6 % was determined based on the level of achievement of each corporate performance goal multiplied by the applicable weighting for such goal.

The chart below sets forth (i) each corporate performance goal, (ii) the target approved by the Compensation Committee for each goal, (iii) the actual achievement level of each goal for 2012, (iv) the award factor for 2012 based on the level of achievement of such goal, (v) the relative weighting of each corporate performance goal and (vi) the corporate performance score attributable to each goal, as well as the total corporate performance score.

Corporate Performance Goal	Target	2012 Actual Performance	Award Factor	Weighting	Corporate Performance Score
Core Earnings	$2.05	$2.16	101%	30%	30.3%
Private Education Loan Charge-Offs	$990 million	$1,037 million	76%	10%	7.6%
Private Credit Loan Originations	$3,200 million	$3,346 million	105%	10%	10.5%
Operating Expenses	$975 million	$997 million	83%	15%	12.5%
Capital Adequacy	$800 million	$736 million	80%	10%	8.0%
Liquidity Levels	$1,500 million	$2,433 million	109%	10%	10.9%
Non-FFELP Fee Income	$385 million	$354 million	59%	15%	8.9%
Total					88.6%

Applying the corporate performance score of 88.6 % to the bonus target set for each Named Executive Officer produced the following bonus payments under the 2012 MIP:

Named Executive Officer	2012 Target Bonus $ Amount and % of Base Salary		2012 Bonus Payment at 88.6% of Target Bonus
Mr. Lord	$2,000,000	200%	$1,772,000
Mr. Clark	$750,000	150%	$664,500
Mr. Remondi	$1,275,000	150%	$1,129,650
Mr. DePaulo	$750,000	150%	$664,500
Mr. Lutz	$750,000	150%	$664,500

The NEO’s 2012 bonus payments are paid 50-percent in cash and 50-percent in RSUs with transfer restrictions that lapse in one-third increments on each of the one-year, two-year and three-year anniversaries of the date of grant of such RSUs. The RSUs accrue dividend equivalents prior to the lapse of restrictions, equal to the quarterly dividends on our Common Stock. Such dividend equivalents are delivered based on the transfer restrictions of the underlying RSU award.

Long-Term Incentive Program

Long-term incentive compensation, consisting of PSUs and stock options, represents the largest portion of our Named Executive Officer compensation. In 2012 and 2013 the Named Executive Officers were granted PSUs and stock options as set forth in the tables below.

Performance Stock Units

Named Executive Officer	2012 Performance Stock Units(1)	2013 Performance Stock Units(2)
Mr. Lord	166,770	150,686
Mr. Clark	70,877	63,952
Mr. Remondi	93,808	94,201
Mr. DePaulo	79,216	84,426
Mr. Lutz	58,369	66,744

(1)

PSUs granted in 2012 to NEOs are disclosed in this column at the target level and are currently 100% unvested. PSUs vest based on achievement of cumulative “Core Earnings” net income (“Cumulative Net Income”) for a three-year performance period from January 1, 2012 through December 31, 2014. These PSUs vest 100-percent at the target level if Cumulative Net Income is $3.3 billion. The PSUs vest at 50-percent of the target level if Cumulative Net Income is greater than $ 2.6 billion and at 130% of the target level to the extent Cumulative Net Income is equal to or greater than $3.6 billion, with incremental vesting between such percentages of the target level. The PSUs will vest on the second business day after the Company files its annual report on Form 10-K for the year ending 2014 with the SEC, and in no event later than March 15, 2015.

(2)

PSUs granted in 2013 to NEOs are disclosed in this column at the target level and are currently 100% unvested. PSUs vest based on achievement of Cumulative Net Income for a three-year performance period from January 1, 2013 through December 31, 2015. These PSUs vest 100-percent at the target level if Cumulative Net Income is $3.4 billion. The PSUs vest at 50-percent of the target level if Cumulative Net Income is greater than $2.7 billion and at 130% of the target level to the extent Cumulative Net Income is equal to or greater than $3.7 billion, with incremental vesting between such percentages of the target level. The PSUs will vest on the second business day after the Company files its annual report on Form 10-K for the year ending 2015 with the SEC, and in no event later than March 15, 2016.

Stock Options

Named Executive Officer	2012 Stock Options(1)	2013 Stock Options(2)
Mr. Lord	307,929	409,675
Mr. Clark	130,869	173,869
Mr. Remondi	173,210	256,107
Mr. DePaulo	146,266	229,531
Mr. Lutz	107,775	181,459

(1)

Stock options granted in 2012 to NEOs vest based on the following terms: one-third of the options shall vest on each of the first, second and third anniversary of the Grant Date, subject in all respects to the following additional vesting provisions: the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the Grant Date; (ii) the second one-third of the options will vest if the closing price of the Company’s Common Stock on the NASDAQ meets or exceeds $17 per share for any five (5) consecutive days at any time after the Grant Date and (iii) the third one-third of the options will vest if the closing price of the Company’s Common Stock on the NASDAQ meets or exceeds $19 per share for any five (5) consecutive days at any time after the Grant Date. As of February 3, 2013, one-third of the stock options granted to NEOs in 2012 are vested and exercisable as follows: Mr. Lord – 102,643; Mr. Clark – 43,623; Mr. Remondi – 57,736; Mr. DePaulo – 48,755 and Mr. Lutz – 35,925.

(2)

Stock options granted in 2013 to NEOs vest based on the following terms: one-third of the options shall vest on each of the first, second and third anniversary of the Grant Date, subject in all respects to the following additional vesting provisions: the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the Grant Date; (ii) the second one-third of the options will vest if the closing price of the Company’s Common Stock on the NASDAQ meets or exceeds $19 per share for any five (5) consecutive days at any time after the Grant Date and (iii) the third one-third of the options will vest if the closing price of the Company’s Common Stock on the NASDAQ meets or exceeds $21 per share for any five (5) consecutive days at any time after the Grant Date. These options are all currently 100% unvested.

Other Compensation

Consistent with our philosophy to emphasize pay for performance, our NEOs receive only the perquisites or supplemental benefits described below.

Benefits

In addition to generally available benefits, our Named Executive Officers are eligible to participate in our Non-qualified Deferred Compensation Plan for key employees (the “Deferred Compensation Plan”). The Company offers the NEOs, the opportunity to defer payment of a portion of their cash compensation into a non-qualified deferred compensation plan. The Company provides this opportunity to be competitive with our peer group and to provide retirement planning opportunities for our Named Executive Officers. The Compensation Committee views the plan as providing the Named Executive Officers with an optional strategy to engage in tax-deferred retirement planning rather than a provided benefit. The Company does not make contributions to the Deferred Compensation Plan or pay above market rates of return on amounts contributed to the plan.

Perquisites

Our policy is to allow limited personal use of the Company aircraft by our Named Executive Officers. As shown in the footnotes to the “2012 Summary Compensation Table,” the incremental cost associated with aircraft usage for Mr. Remondi’s personal use in 2012 was limited to $62,500. To the extent an NEO uses the Company’s private aircraft for personal travel the NEO will be charged the variable flight costs for such personal use. These reimbursements fully comply with the requirements of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). We also provide Company automobiles and temporary housing to certain of our NEOs as described in the footnotes to the “2012 Summary Compensation Table.”

The Compensation Committee has approved annual physicals for the NEOs. We believe that NEO physicals align with our wellness initiative as well as assist in mitigating risk. NEO physicals are intended to identify any health risks and medical conditions as early as possible in an effort to achieve more effective treatment and outcomes.

Employment Agreements and Post-Employment Payments and Benefits

The Company has entered into an employment agreement with Mr. Lutz. The employment agreement is described in greater detail in “Arrangements with Named Executive Officers—Employment Agreement—Mr. Lutz” below. The agreement expired on January 5, 2013.

Executive Severance Arrangements

The NEOs are covered under an executive severance plan, except as otherwise indicated. The severance plan is described in greater detail under the heading “Arrangements with Named Executive Officers—Executive Severance Plan” below.

Change in Control Severance Plan

The NEOs are covered under a change in control severance plan. The change in control severance plan is described in greater detail under the heading “Arrangements with Named Executive Officers—Change in Control Severance Plan” below.

We generally utilize plans (as opposed to individual agreements) to provide severance and change in control payments and benefits for several reasons. First, a “plan” approach provides us with the flexibility to change the terms of severance benefits from time to time. In addition, this approach is more transparent, both internally and externally, which eliminates the need to negotiate severance or other employment separation benefits on a case-by-case basis and assures each of our executive officers that his or her severance benefits are comparable to those of other executive officers with similar levels of responsibility and tenure.

Our Named Executive Officers are eligible for severance payments in the event of an involuntary termination of employment without “cause.” In addition, our Named Executive Officers are eligible for “double trigger” severance payments in the event of an involuntary termination of employment without “cause” or a termination of employment with “good reason” in connection with a change in control of the Company. Our Named Executive Officers are also entitled to certain limited “single trigger” benefits upon a change in control, including equity acceleration when awards are not honored, assumed, or replaced by a successor employer. Such equity acceleration not only provides our Named Executive Officers with the benefit of these outstanding awards, it may also allow the Named Executive Officers to exercise the awards and possibly participate in the change in control transaction for the consideration received.

Other Arrangements, Policies and Practices Related to Executive Compensation Programs

Share Ownership Guidelines

The Company has maintained share ownership guidelines applicable to NEOs for more than ten years, except for a four-month period beginning in April 2009, during which time the application of the guidelines was suspended due to the decreased price of the Company’s Common Stock as a result of the global economic downturn. The ownership guidelines, which are expected to be achieved over a five-year period, are as follows:

•	Chief Executive Officer—Lesser of 1 million shares or $5 million in value

•	President and Chief Operating Officer—Lesser of 500,000 shares or $2.5 million in value

•	Executive Vice President—Lesser of 200,000 shares or $1 million in value

The guidelines encourage continued ownership of a significant amount of the Company’s Common Stock acquired through equity awards and help align the interests of Named Executive Officers with the interests of the Company’s stockholders. Except as otherwise approved by the Compensation Committee, an NEO must hold all Company Common Stock acquired through equity grants until the applicable thresholds are met, and an NEO will not be eligible to receive further equity grants if he or she sells this stock (whether before or after such guidelines are met), if such sale would result in a decrease below the thresholds established by the guidelines.

The following shares and share units count towards the ownership guidelines: shares held in brokerage accounts; vested shares credited to deferred compensation accounts; shares credited to qualified retirement plan accounts; vested performance stock and performance stock units; on an after-tax basis, restricted stock and restricted stock units that vest solely upon the passage of time and vested stock options, to the extent that they are “in-the-money on an after-tax basis.”

All NEOs are in compliance with the share ownership guidelines as of the date of this proxy statement.

Hedging Prohibition

Company policy prohibits directors and senior management from selling our Common Stock short or buying or selling call or put options or other derivatives in respect of our Common Stock. They are also prohibited from entering into other transactions that have the effect of hedging the economic value of any of their direct or indirect interest in our Common Stock.

Clawback

Awards made to senior officers, including the NEOs, under the 2012 Plan are subject to clawback in the event of a material misstatement of financial results and other events.

Compensation Committee Process for Approving Long-Term Awards

The Compensation Committee approves long-term awards on an annual basis at a regularly scheduled Compensation Committee meeting. The Compensation Committee has delegated authority to a committee consisting of the Compensation Committee Chair and the CEO (the “Sub Committee”) to approve long-term awards for new employees and promotions below the level of Executive Vice President. These awards are effective on the day on which the Sub Committee approves the awards. The Compensation Committee approves any awards to newly hired or promoted executive officers at the level of Executive Vice Presidents and above. The grant date for these awards is the applicable meeting date of the Compensation Committee at which the awards are approved. Under the terms of the 2012 Plan, stock options are required to be priced at the closing market price of our Common Stock on the NASDAQ on the date of grant.

Tax Information

Section 162(m) of the Internal Revenue Code: Tax Deductibility of Compensation over $1 million

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) can potentially disallow a federal income tax deduction to the Company for compensation over $1 million paid to the chief executive officer and three other highest paid Named Executive Officers, who were serving as of the last day of the Company’s fiscal year (“covered employees”). The Internal Revenue Service has issued technical guidance stating that a company’s chief financial officer is not necessarily a covered employee under Section 162(m). One exception to Section 162(m)’s disallowance of a federal income tax deduction for compensation over $1 million applies to “performance-based compensation” paid pursuant to stockholder-approved plans. Although much of the compensation opportunity in our executive compensation program is performance-based and generally deductible for federal income tax purposes, the Compensation Committee retains the flexibility to award compensation to the NEOs that is not deductible for federal income tax purposes.

2012 SUMMARY COMPENSATION TABLE

The table below summarizes compensation paid or awarded to or earned by each of the NEOs for the fiscal years ended December 31, 2012 December 31, 2011 and December 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Albert L. Lord	2012	$1,000,000	$0	$3,552,652	$1,333,332	$886,000	—	$257,215	$7,029,199
Principal Executive Officer	2011	1,000,000	64,000	3,443,000	1,072,150	1,186,000	50,442	139,547	6,955,139
	2010	1,028,846	0	1,987,200	1,558,507	750,000	82,949	42,250	5,449,752
Jonathan Clark(5)	2012	500,000	0	1,465,573	566,662	332,250	—	145,422	3,009,907
Principal Financial Officer	2011	472,115	105,250	1,207,900	423,217	444,750	0	51,923	2,705,155
	2010	322,115	0	329,787	543,757	226,687	0	17,249	1,439,595
John F. Remondi	2012	850,000	0	2,064,814	749,999	564,825	—	236,562	4,466,200
President & Chief Operating	2011	850,000	93,925	2,019,600	451,431	756,075	0	223,887	4,394,918
Officer	2010	867,307	0	1,273,250	0	500,000	0	203,823	2,844,380
Joseph DePaulo(6)	2012	500,000	0	1,598,913	633,331	332,250	—	123,805	3,188,299
Principal Financial Officer	2011	498,076	155,250	1,331,000	506,488	444,750	0	69,151	3,004,715
	2010	400,000	0	485,200	435,006	279,000	0	30,199	1,629,405
Laurent C. Lutz, Jr.(7)	2012	500,000	0	1,265,570	466,665	332,250	—	189,927	2,754,412
Executive Vice President, General Counsel & Corporate Secretary	2011	486,538	0	1,706,000	987,780	425,000	0	202,206	3,807,524

(1)

Bonus amounts for NEOs in 2012, 2011 and 2010 were paid 50% in cash and 50% in vested RSUs. The RSUs are restricted for three years, with one-third of the RSUs becoming available each year. Amounts reflected in the “Non-Equity Incentive Plan Compensation” column with respect to fiscal years 2010 and 2011 include a portion of the amounts previously reflected in the “Bonus” column in the Summary Compensation Table in our 2012 and 2011 proxy statements.

(2)

Amounts shown are the grant date fair values of the various awards granted during 2012, 2011 and 2010 computed in accordance with FASB ASC Topic 718. Additional details on accounting for stock-based compensation can be found in Note 2 “Significant Accounting Policies” and Note 11 “Stock-Based Compensation Plans and Arrangements” of the Company’s Consolidated Financial Statements contained in the Company’s Form 10-K. Amounts reflected in the “Stock Awards” column with respect to fiscal years 2010 and 2011 include vested RSUs previously reflected in the “Bonus” column in the Summary Compensation Table in our 2012 and 2011 proxy statements.

(3)

The Company terminated its tax-qualified pension plan and non-qualified supplemental pension plan in 2011 and no NEO held a balance in the employee non-qualified deferred compensation plan during 2012.

(4)	For 2012, the components of “All Other Compensation” are as follows:

Name	Employer Contributions to Defined Contribution Plans(A) ($)	Transportation & Housing Allowance(B) ($)	Relocation Allowance(C) ($)	Annual Physical Examination(D) ($)	Dividend Equivalent Units(E) ($)	Total ($)

Lord	$37,500	$5,775	$0	$0	$213,940	$257,215
Clark	37,499	27,647	0	4,450	75,826	$145,442
Remondi	37,499	68,000	0	4,450	126,613	$236,562
DePaulo	37,500	0	0	0	86,305	$123,805
Lutz	12,500	0	100,000	0	77,427	$189,927

(A)

Amounts credited to the Company’s tax-qualified and non-qualified defined contribution plans. The combination of both plans provides NEOs with an employer contribution of up to five percent of the sum of base salary plus annual performance bonus up to $750,000 of total eligible plan compensation.

(B)

Automobile allowance benefit calculated based on the annual lease method. For Mr. Lord, $5,775 represents automobile allowance. For Mr. Clark, $27,647 represents temporary housing, meal and ground transportation allowance. For Mr. Remondi, $62,500 represents incremental cost to the Company for use of company aircraft and $5,500 represents automobile allowance.

(C)	Relocation allowance benefit of $100,000 provided to Mr. Lutz to reimburse for loss on the sale of his previous residence.

(D)

Employees at the level of Executive Vice President and above are provided an annual physical examination potentially worth up to $5,000. Messrs. Lord, DePaulo and Lutz did not utilize this allowance in 2012.

(E)

Value of unvested dividend equivalent units (DEUs) issued on shares/units of unvested restricted stock and RSUs during 2012. DEUs vest based on the vesting terms of the underlying award on which they were issued.

(5)	Mr. Clark’s employment with the Company ended on March 29, 2013.

(6)	Mr. DePaulo was appointed Executive Vice President-Finance and Banking (Principal Financial Officer) in February 2013.

(7)	Mr. Lutz joined the Company in January 2011.

2012 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lord	Management Incentive Plan		$2,000,000	$4,000,000
	2/3/2012				83,385	166,770	216,801			$2,666,652
	2/3/2012							307,929	$15.99	1,333,332
Clark(5)	Management Incentive Plan		750,000	1,375,000
	2/3/2012				35,438	70,877	92,140			1,133,323
	2/3/2012							130,869	15.99	566,662
Remondi	Management Incentive Plan		1,275,000	2,550,000
	2/3/2012				46,904	93,808	121,950			1,499,989
	2/3/2012							173,210	15.99	749,999
DePaulo	Management Incentive Plan		750,000	1,375,000
	2/3/2012				39,608	79,216	102,980			1,266,663
	2/3/2012							146,266	15.99	633,331
Lutz	Management Incentive Plan		750,000	1,375,000
	2/3/2012				29,184	58,369	75,879			933,320
	2/3/2012							107,775	15.99	466,665

(1)

Represents the possible total payouts for each NEO under the 2012 MIP based on goals set in February 2012. Actual amounts earned in 2012 were paid in 2013, 50% in cash and 50% in vested RSUs, that carry transfer restrictions. Details regarding the actual awards paid under the 2012 MIP are reported in the 2012 Summary Compensation Table on page 39 of this proxy statement and are included in the Compensation Discussion and Analysis beginning on page 29 of this proxy statement.

(2)

Represent the range of PSUs that was granted to NEOs in 2012 and may be released at the three-year performance period applicable to the PSU assuming achievement of threshold, target and maximum performance. See “Outstanding Equity Awards at 2012 Fiscal Year End Table” found on page 42 of this proxy statement for applicable metrics.

(3)

Stock options granted in 2012 to NEOs vest based on the following terms: one-third of the options shall vest on each of the first, second and third anniversary of the Grant Date, subject in all respects to the following additional vesting provisions: the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the Grant Date; (ii) the second one-third of the options will vest if the closing price of the Company’s Common Stock on the NASDAQ meets or exceeds $17 per share for any five (5) consecutive days at any time after the Grant Date and (iii) the third one-third of the options will vest if the closing price of the Company’s Common Stock on the NASDAQ meets or exceeds $19 per share for any five (5) consecutive days at any time after the Grant Date.

(4)

Amounts disclosed for awards granted in February 2012 represent the grant date fair value computed in accordance with FASB ASC Topic 718. Additional details on accounting for stock-based compensation can found in Note 2 “Significant Accounting Policies” and Note 11 “Stock-Based Compensation Plans and Arrangements” of the Consolidated Financial Statements contained in the Company’s Form 10-K.

(5)	Mr. Clark’s employment with the Company ended on March 29, 2013.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END TABLE

The table below sets forth information regarding options and stock awards that were outstanding as of December 31, 2012.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3) ($)
Lord	1/28/2003	1,500,000	0	$35.2000	1/28/2013	—	—
	5/19/2005	300,000	0	48.8400	5/19/2015	—	—
	5/8/2008	0	530,000	22.2800	5/8/2018	—	—
	1/29/2009	400,000	0	11.2100	1/29/2019	—	—
	1/28/2010	210,000	105,000	10.3100	1/28/2020	—	—
	1/27/2011	63,334	126,666	14.6200	1/27/2021	—	—
	2/3/2012	0	307,929	15.9900	2/3/2017	—	—
	1/28/2010	—	—	—	—	42,135	$721,772
	1/27/2011	—	—	—	—	105,342	1,804,508
	2/3/2012	—	—	—	—	172,018	2,946,668

Clark(4)	3/4/2008	62,500	62,500	19.3000	3/4/2018	—	—
	1/29/2009	45,000	0	11.2100	1/29/2019	—	—
	1/28/2010	83,333	41,667	10.3100	1/28/2020	—	—
	1/27/2011	25,000	50,000	14.6200	1/27/2021	—	—
	2/3/2012	0	130,869	15.9900	2/3/2017	—	—
	1/28/2010	—	—	—	—	3,509	60,109
	1/27/2011	—	—	—	—	31,602	541,342
	2/3/2012	—	—	—	—	73,106	1,252,305

Remondi	1/8/2008	2,000,000	0	17.3000	1/8/2018	—	—
	1/8/2009	0	1,000,000	10.1700	1/8/2019	—	—
	1/27/2011	26,667	53,333	14.6200	1/27/2021	—	—
	2/3/2012	0	173,210	15.9900	2/3/2017	—	—
	1/28/2010	—	—	—	—	26,336	451,135
	1/27/2011	—	—	—	—	56,181	962,380
	2/3/2012	—	—	—	—	96,759	1,657,481

DePaulo	3/27/2009	150,000	0	4.4700	3/27/2019	—	—
	1/28/2010	66,667	33,333	10.3100	1/28/2020	—	—
	1/27/2011	33,334	66,666	14.6200	1/27/2021	—	—
	2/3/2012	0	146,266	15.9900	2/3/2017	—	—
	1/28/2010	—	—	—	—	7,022	120,286
	1/27/2011	—	—	—	—	35,113	601,485
	2/3/2012	—	—	—	—	81,707	1,399,640

Lutz	1/5/2011	66,667	133,333	12.8100	1/5/2021	—	—
	2/3/2012	0	107,775	15.9900	2/3/2017	—	—
	1/5/2011	—	—	—	—	70,228	1,203,005
	2/3/2012	—	—	—	—	60,205	1,031,311

(1)

Awards granted prior to 2009 are subject to price-vesting targets. One-half of the 530,000 options granted to Mr. Lord in 2008 vest upon achievement of a closing price of the Company’s Common Stock of at least $26.74 for five trading days, and the remaining one-half vest upon a closing price of at least $31.19 for five trading days. Mr. Clark’s unvested 2008 options vest upon achievement of a closing price of the Company’s Common Stock of at least $27.02 for five trading days. In any event, unvested options granted to Messrs. Lord and Clark vest eight years from the grant date unless the options are terminated in accordance with the terms of the awards. The options granted to Mr. Remondi in 2009 vest upon achievement of a closing price of the Company’s Common Stock of at least $24.22 for five trading days or January 8, 2014, whichever is earlier. Options granted during 2010 and 2011 to Messrs. Lord, Clark, Remondi, DePaulo and Lutz vest one-third per year on the first, second and third anniversaries of the applicable date of grant. The remaining options reported in this column were granted during 2012 to Messrs. Lord, Clark, Remondi, DePaulo and Lutz vest as follows: one-third of the options shall vest on each of the first, second and third anniversary of the Grant Date, subject in all respects to the following additional vesting provisions: (i) the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the Grant Date; (ii) the second one-third of the options will vest if the closing price of the Company’s Common Stock on the NASDAQ meets or exceeds $17 per share for any five (5) consecutive days at any time after the Grant Date and (iii) the third one-third of the options will vest if the closing price of the Company’s Common Stock on the NASDAQ meets or exceeds $19 per share for any five (5) consecutive days at any time after the Grant Date.

(2)

Awards granted in 2010 and 2011 to Messrs. Lord, Clark, Remondi and DePaulo and with respect to Mr. Lutz 2011, vest one-third per year on the first, second and third anniversaries of the applicable date of grant. PSUs granted in 2012 to Messrs. Lord, Clark, Remondi, DePaulo and Lutz are disclosed in this column at the target level. PSUs vest after a three-year performance period from 2012 through 2014, with potential payout ranging from 0% to 130% of the target award based on the Company’s Cumulative Net Income for such performance period. The PSUs will vest on the second business day after the Company files its annual report on Form 10-K for the year ending 2014 with the SEC, and in no event later than March 15, 2015. Amounts include all accrued and unvested DEUs that vest based on the underlying award on which they are issued.

(3)	Market value of shares or units is calculated based on the closing price of the Company’s stock on December 31, 2012 of $17.13.

(4)	Mr. Clark’s employment with the Company ended on March 29, 2013.

OPTION EXERCISES AND STOCK VESTED IN 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Lord	0	$0	158,402	$2,534,156
Clark(3)	0	0	38,971	641,204
Remondi	0	0	84,300	1,363,144
DePaulo	0	0	49,236	802,618
Lutz	0	0	52,592	798,271

(1)

Includes vested RSUs received as a portion of 2012 MIP payout in February 2013 for 2012 performance. These vested RSUs carry transfer restrictions detailed in the 2012 Summary Compensation Table footnotes on page 39 of this proxy statement.

(2)	The value realized on vesting is the number of shares vested multiplied by the closing market price of the Company’s stock on the vesting date.

(3)	Mr. Clark’s employment with the Company ended on March 31, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2012, relating to equity compensation plans or arrangements of the Company pursuant to which grants of options, restricted stock, restricted stock units, stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights(1)	Weighted average exercise price of outstanding options and rights	Average remaining life (years) of options outstanding	Number of securities remaining available for future issuance under equity compensation plans	Types of awards issuable(2)
Equity compensation plans approved by security holders:
SLM Corporation 2012					NQ,ISO,PU,SAR,RES,RSU
Omnibus Incentive Plan
Traditional options	—	—	—
Net-settled options	4,370	$15.16	4.5
RSUs	147,071	—	—

Total	151,441	15.16	4.5	19,814,716
Employee Stock Purchase Plan(3)
Total	—	—	0.0	6,000,000	NQ,RES
Expired Plans(4)					NQ,ISO,RES,RSU,SU
Traditional options	2,579,560	38.34	0.7
Net-settled options	5,018,551	17.84	5.6
RSUs / PUs	4,677,244	—	—

Total	12,275,355	19.81	5.7	—

Total approved by security holders	12,426,796	19.81	5.7	25,814,716
Equity compensation plans not approved by security holders:
Compensation arrangements(5)	—	17.30	5.0	—	NQ
Expired Plans(6)	19,785	37.57	0.8	—

Total not approved by security holders	19,785	17.69	4.9	—

Total	12,446,581	19.82	5.1	25,814,716

(1)

Upon exercise of a net-settled option, optionees are entitled to receive the after-tax spread shares only. The spread shares equal the gross number of options granted less shares for the option cost. Accordingly, this column reflects the net-settled option spread shares issuable at December 31, 2012, where provided. This column reflects the target amount of Performance Units (PUs) issuable at December 31, 2012.

(2)

For this table, NQ means (Non-Qualified Stock Option), ISO means (Incentive Stock Option), PU means (Performance Units), SAR means (Stock Appreciation Rights), RES means (Restricted/Performance Stock), RSU means (Restricted Stock Unit), ST means (Stock Awards) and SU means (Stock Units).

(3)	Number of shares available for issuance under the Employee Stock Purchase Plan (ESPP) as of December 31, 2012. The ESPP was amended and approved by shareholders on May 24, 2012.

(4)

Expired plans for which unexercised options remain outstanding are the Management Incentive Plan, Board of Directors Stock Option Plan, SLM Corporation Incentive Plan, SLM Corporation 2009-2012 Incentive Plan and SLM Corporation Directors Equity Plan.

(5)

One million net-settled options were awarded on January 8, 2008, to John F. Remondi as an “employment inducement award.” At December 31, 2012, the option price of the award was higher than the market price; therefore, no shares were issuable under the award.

(6)	Expired plan for which unexercised options remain outstanding is the Employee Stock Option Plan.

PENSION BENEFITS

The Company terminated its tax-qualified pension plan and non-qualified supplemental pension plan in 2011.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2012

No NEO held a balance in the Deferred Compensation Plan during 2012.

ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

Employment Agreement-Mr. Lutz

Mr. Lutz and the Company entered into a two-year employment agreement for his services as Executive Vice President and General Counsel beginning January 5, 2011. The agreement expired as of January 5, 2013. Under the agreement, Mr. Lutz was paid an annual base salary of $500,000 and was entitled to participate in the Company’s benefit programs and in the Company’s incentive compensation programs for executive officers with a maximum bonus opportunity of at least 1.5 times his salary. Mr. Lutz was also provided with a reimbursement allowance of up to $100,000 in costs related to the sale of his prior residence in Chicago. In addition, under the agreement Mr. Lutz was granted options to purchase 200,000 shares of Company Common Stock and 100,000 shares of Company restricted stock, both of which equity awards vest in increments of one-third per year on each of the first, second and third anniversaries of the applicable date of grant. The restricted stock and options are subject to the standard terms and conditions in effect at the time of grant, however, vesting of the awards would continue on the original schedule if the Company terminates Mr. Lutz’s employment other than for cause (as defined in the agreement) or if Mr. Lutz terminates his employment for good reason (as defined in the agreement). Upon a change of control, vesting of Mr. Lutz’s restricted stock and options granted under the agreement are governed by the Change in Control Severance Plan described below.

Executive Severance Plan

Under the Company’s Executive Severance Plan for Senior Officers, eligible officers who do not have an individually negotiated severance arrangement, will receive a lump sum cash payment equal to (i) a multiple of base salary and an average of the last 24 months of bonus compensation, plus (ii) pro-rated target bonus for the year of termination, upon the following events: (a) resignation from employment for good reason; (b) the Company’s decision to terminate an eligible officer’s employment for any reason other than for cause, death or disability or (c) upon mutual agreement of the Company and the eligible officer. The multiplier for each eligible officer position is as follows: CEO-2; Higher than Executive Vice President-1.5; Executive or Senior Vice President-1.0. Under the plan, in no event will a severance payment exceed a multiple of three times an officer’s base and incentive bonus.

In addition to the cash severance payment, eligible officers will receive subsidized medical benefits and outplacement services for 18 months (24 months for the CEO). Treatment of equity upon severance is governed by the terms of the applicable equity agreement and not the severance plan. If an eligible officer is otherwise subject to an individually-negotiated severance arrangement, the terms of that arrangement, and not the plan, apply until the expiration of the arrangement. The plan will apply after the expiration of the arrangement.

Mr. Clark’s payments upon severance are governed by the terms of his Offer of Employment dated February 26, 2008 (the “Offer”). Under the Offer, Mr. Clark will receive payment equal to 50-percent of his base salary and average annual bonus (based on the prior two years) for each year of service, not to exceed two years base salary and bonus.

Change in Control Severance Plan

Under the Company’s Change In Control Plan for Senior Officers, if termination of employment for reasons defined in the plan occurs within 24 months following a change in control of the Company, the participant is entitled to receive a lump sum cash payment equal to two times the sum of his or her base salary and average annual performance bonus (based on the prior two years). A participant will also be entitled to receive a pro-rated portion of his or her target annual performance bonus for the year in which the termination occurs, as well as continuation of medical insurance benefits for a two-year period.

Under the plan, equity awards made before January 1, 2009 vest upon a change in control pursuant to their terms, regardless of whether the participant’s employment terminates and, equity awards granted after January 1, 2009, become vested and non-forfeitable in connection with a change in control only if the participant’s employment is terminated or if the acquiring or surviving entity does not assume the awards. The plan does not allow for gross-ups.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation that would have been payable to the NEOs who were employed as executive officers on December 31, 2012 if such NEOs’ employment had terminated and/or a change in control had occurred on December 31, 2012, given the NEOs’ compensation and service levels as of December 31, 2012 and based on the Company’s closing stock price on that date of $17.13 per share. The amounts disclosed in the tables are in addition to: (i) compensation and benefits available prior to the occurrence of a termination of employment, such as vested stock options, and (ii) compensation and benefits available generally to all employees, such as distributions under the Company’s defined contribution retirement program, disability plans and accrued vacation pay.

The following arrangements were effective for the NEOs who were employed as executive officers on December 31, 2012: (i) employment agreement for Mr. Lutz, (ii) the Executive Severance Plan, (iii) the Offer for Mr. Clark, (iv) the Change in Control Severance Plan and (v) the 2012 Plan and predecessor equity plans.

The tables below show certain potential payments that would have been made to an NEO if the NEO’s employment had terminated on December 31, 2012 under various scenarios.

Change in Control without Termination

Name	Equity Vesting(1)	Cash Severance	Medical Insurance / Outplacement	Total
Lord	$0	—	—	$0
Clark	0	—	—	0
Remondi	—	—	—	—
DePaulo	—	—	—	—
Lutz	—	—	—	—

Change in Control with Termination without Cause or for Good Reason

Name	Equity Vesting(2)	Cash Severance(3)	Medical Insurance / Outplacement(4)	Total
Lord	$6,858,020	$8,044,000	$14,786	$14,916,806
Clark	2,412,616	3,429,000	21,584	5,863,200
Remondi	10,362,323	5,659,300	21,584	16,043,207
DePaulo	2,682,819	3,529,000	21,584	6,233,403
Lutz	1,739,766	3,179,000	14,950	4,933,716

Termination by the Company Without Cause or by the Executive for Good Reason

Name	Equity Vesting	Cash Severance(3)	Medical Insurance / Outplacement(5)	Total
Lord	$721,772	$8,044,000	$29,786	$8,795,558
Clark	60,109	2,739,500	0	2,799,609
Remondi	451,135	4,526,888	31,188	5,009,211
DePaulo	120,286	2,096,750	31,188	2,248,224
Lutz	0	2,689,500	26,212	2,715,712

Termination by the Company for Cause

Name	Equity Vesting(6)	Cash Severance	Medical Insurance / Outplacement	Total
Lord	—	—	—	—
Clark	—	—	—	—
Remondi	—	—	—	—
DePaulo	—	—	—	—
Lutz	—	—	—	—

Termination by the Executive upon Retirement

Name	Equity Vesting(7)	Cash Severance	Medical Insurance / Outplacement	Total
Lord	$0	—	—	—
Clark	—	—	—	—
Remondi	0	—	—	—
DePaulo	—	—	—	—
Lutz	—	—	—	—

Termination by Death or Disability

Name	Equity Vesting(8)	Cash Severance	Medical Insurance / Outplacement	Total
Lord	$6,858,020	—	—	$6,858,020
Clark	2,412,616	—	—	2,412,616
Remondi	10,362,323	—	—	10,362,323
DePaulo	2,682,819	—	—	2,682,819
Lutz	1,739,766	—	—	1,739,766

(1)	Assumes all equity awards are assumed by the surviving company in a change of control.

(2)

Amounts shown are the value of stock and stock unit awards plus the spread value of stock options that would vest for each individual on December 31, 2012, based on the closing market price on that date of $17.13. Assumes restricted stock, RSUs and options are not assumed in a change of control.

(3)	Includes bonus amounts for 2011 and 2012 which are payable regardless of termination.

(4)	Includes the Company’s estimated portion of the cost of health care benefits for 24 months.

(5)

Includes the Company’s estimated portion of the cost of health care benefits for the following time periods, based on either an employment agreement or the Executive Severance Plan: 24 months for Mr. Lord and 18 months for Messrs. Remondi, Clark, DePaulo and Lutz and $15,000 of outplacement services.

(6)	Vested and unvested equity awards forfeit upon Termination for Cause.

(7)

Retirement eligibility for equity treatment for awards granted prior to 2013 is age 60 or more or age plus service with the Company or its subsidiaries of 70 or more. Upon eligible retirement, awards generally continue to vest based on their original vesting terms unless superseded by terms of the original award that provide for immediate acceleration or immediate forfeiture. On December 31, 2012, only Messrs. Lord and Remondi were retirement eligible. Stock options granted to Mr. Lord in 2008 accelerate upon retirement. Restricted stock grants from 2010 to Messrs. Lord and Remondi are forfeited upon retirement. All other outstanding, unvested equity awards continue to vest. The remaining one-third of stock options granted to Mr. Lord in 2010 vested on January 28, 2013. One-third of stock options and RSUs granted to Messrs. Lord and Remondi in 2011 vested on January 27, 2013 and the remaining one-third vest on January 27, 2014. Stock options granted to Messrs. Lord and Remondi in 2012 vest as follows: one-third of the options shall vest on each of February 3, 2013, February 3, 2014, and February 3, 2015, subject in all respects to the following additional vesting provisions: (i) the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the Grant Date; (ii) the second one-third of the options will vest if the closing price of the Company’s Common Stock on the NASDAQ meets or exceeds $17 per share for any five (5) consecutive days at any time after the Grant Date and (iii) the third one-third of the options will vest if the closing price of the Company’s Common Stock on the NASDAQ meets or exceeds $19 per share for any five (5) consecutive days at any time after the Grant Date. PSUs granted to Messrs. Lord and Remondi in 2012 vest after a three-year performance period from 2012 through 2014, with potential payout ranging from 0% to 130% of the target award based on the Company’s Cumulative Net Income for such performance period. The PSUs will vest on the second business day after the Company files its annual report on Form 10-K for the year ending 2014 with the SEC, and in no event later than March 15, 2015.

(8)

Unvested equity awards accelerate upon Termination by Death or Disability. Amounts shown are the value of stock and stock unit awards plus the spread value of stock options that would vest for each individual on December 31, 2012, based on the closing market price on that date of $17.13.

DIRECTOR COMPENSATION

Our directors’ compensation program is designed to reasonably compensate our non-employee directors for work required for a company of our size and to align the directors’ interests with that of our stockholders. The Compensation Committee reviews the compensation level of our non-employee directors on an annual basis and makes recommendations to the Board. No changes to non-employee director compensation were approved in fiscal year 2013. Employee directors do not receive additional compensation for serving as a director.

Director Compensation Elements

The following table highlights the material elements of our director compensation program:

Compensation Element	Compensation Value
Annual Cash Retainer	$70,000
Annual Audit Committee Chair Cash Retainer	$25,000
Annual Compensation and Personnel Committee Chair Cash Retainer	$10,000
Annual Nominations and Governance Committee Chair Cash Retainer	$10,000
Annual Finance Committee Chair Cash Retainer	$10,000
Annual Lead Director Cash Retainer	$25,000
Annual Independent Chairman Cash Retainer	$140,000
Annual Equity Award	$110,000 divided between restricted stock and stock options
Annual Independent Chairman Equity Award	$220,000 divided between restricted stock and stock options

We reimburse directors for any out-of-pocket expenses incurred in connection with service as a director.

Chairman of the Board Retainer Agreement

In January 2008, the Independent Chairman and the Company entered into a retainer agreement for his services as Independent Chairman. On January 7, 2012, the agreement with the Independent Chairman expired and was not renewed. The Independent Chairman did not receive payments under this agreement in 2012.

Share Ownership Guidelines

We maintain share ownership guidelines for our non-employee directors. Under our share ownership guidelines, each director is expected, within five years of initial election to the Board (or two years after January 31, 2012, for current independent directors), to own Company Common Stock with a value equivalent to four times his or her annual cash retainer.

All non-employee directors are in compliance with the share ownership guidelines as of the date of this proxy statement.

Other Compensation

We provide non-employee directors with company-paid group life insurance, accidental death and disability and business travel accident insurance. We also provide current non-employee directors the opportunity to participate in the Company’s medical and dental plans. If selected by the director, the director pays the full cost of medical and dental coverage (which is normally shared by the Company and the employee). After retirement from the Board, a former non-employee director may continue medical coverage for up to 18 months under COBRA at his/her own expense. The Independent Chairman is also entitled to reimbursement for office and transportation expenses commensurate with the amount of time he allocates to Board service.

Deferred Compensation Plan

Under our Deferred Compensation Plan for Directors (“Director Deferral Plan”), non-employee directors may elect annually to defer receipt of all or a percentage of their annual retainer, meeting fees or per diem payments. Deferrals are credited with earnings based on the performance of certain investment funds selected by the participant. Deferrals are fully vested at all times and are payable in cash (in lump sum or in installments at the election of the director) upon termination of the director’s service on the Board (except for hardship withdrawals in limited circumstances). During 2012, none of the non-employee directors participated in the Director Deferral Plan.

2012 Director Compensation Table

The following table provides summary information for the year ended December 31, 2012, relating to compensation paid to or accrued by us on behalf of our non-employee directors who served in this capacity during 2012:

Name	Fees Earned or Paid In Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Ann Torre Bates	$70,000	$54,989	$54,996	$493	$180,478
William M. Diefenderfer	80,000	54,989	54,996	493	190,478
Diane Suitt Gilleland	70,000	54,989	54,996	493	180,478
Earl A. Goode	80,000	54,989	54,996	493	190,478
Ronald F. Hunt	70,000	54,989	54,996	493	180,478
Barry A. Munitz	70,000	54,989	54,996	493	180,478
Howard H. Newman	70,000	54,989	54,996	493	180,478
A. Alexander Porter, Jr.	70,000	54,989	54,996	493	180,478
Frank C. Puleo	80,000	54,989	54,996	493	190,478
Wolfgang Schoellkopf	95,000	54,989	54,996	493	205,478
Steven L. Shapiro	70,000	54,989	54,996	493	180,478
J. Terry Strange	95,000	54,989	54,996	493	205,478
Anthony P. Terracciano	140,000	109,995	109,996	923	360,914
Barry L. Williams	70,000	54,989	54,996	493	180,478

(1)

The grant date fair market value for each share of restricted stock granted in 2012 to directors is based on the closing market price of the Company’s stock on February 3, 2012, which was $15.99. Additional details on accounting for stock-based compensation can found in Note 2 “Significant Accounting Policies” and Note 11 “Stock-Based Compensation Plans and Arrangements” of the Company’s Consolidated Financial Statements contained in the Company’s Form 10-K.

(2)

The grant date fair market value for stock options granted in 2012 to directors is $3.93 per share. Additional details on accounting for stock-based compensation can found in Note 2 “Significant Accounting Policies” and Note 11 “Stock-Based Compensation Plans and Arrangements” of the Company’s Consolidated Financial Statements contained in the Company’s Form 10-K.

(3)	All Other Compensation is set forth in the table below:

Name	Life Insurance Premiums(A)	Dividend Equivalent Rights(B)	Total ($)
Ann Torre Bates	$64	$429	$493
William M. Diefenderfer	64	$429	$493
Diane Suitt Gilleland	64	$429	$493
Earl A. Goode	64	$429	$493
Ronald F. Hunt	64	$429	$493
Barry A. Munitz	64	$429	$493
Howard H. Newman	64	$429	$493
A. Alexander Porter, Jr.	64	$429	$493
Frank C. Puleo	64	$429	$493
Wolfgang Schoellkopf	64	$429	$493
Steven L. Shapiro	64	$429	$493
J. Terry Strange	64	$429	$493
Anthony P. Terracciano	64	$859	$923
Barry L. Williams	64	$429	$493

(A)	The amount reported is the annual premium paid by the Company to provide a life insurance benefit of up to $100,000.

(B)	Value of unvested dividend equivalent units (DEUs) issued on shares of unvested restricted stock during 2012. DEUs vest based on the vesting terms of the underlying award on which they are issued.

OTHER MATTERS

Certain Relationships and Transactions

The Company has a written policy regarding review and approval of related persons transactions. Transactions covered by the policy are transactions involving the Company in excess of $120,000 in any year in which any director, nominee, executive officer, or greater-than-five percent beneficial owner of the Company, or any of their respective immediate family members, has or had a direct or indirect interest, other than as a director or less-than-ten percent owner of an entity involved in the transaction (“Related Persons Transaction”). Certain loans made in the ordinary course of the Company’s business to executive officers, directors and their family members are considered Related Persons Transactions and may be required to be disclosed in the proxy statement, but are pre-approved under the policy if they meet specified requirements.

Under the policy, the Corporate Secretary will notify the Chair of the Audit Committee of any proposed Related Persons Transaction, and the Chair of the Audit Committee will determine if approval under the policy is required. If such approval is required, the Audit Committee will then review the proposed Related Persons Transaction and make a recommendation to the Board regarding whether to approve the transaction. In considering a transaction, the Audit Committee takes into account whether a transaction would be on terms no less favorable to an unaffiliated third party under the same or similar circumstances.

The Company has adopted written policies to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their family members and other related interests. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the board of directors of Sallie Mae Bank.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires the Company’s executive officers and directors, as well as persons who beneficially own more than 10-percent of our Common Stock, to file reports on their holdings of and transactions in the Company’s Common Stock. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during the fiscal year 2012, all required reports were filed in a timely manner.

Other Matters for the 2013 Annual Meeting

As of the date of this proxy statement, there are no matters that the Board intends to present for a vote at the Annual Meeting other than the business items discussed in this proxy statement. In addition, the Company has not been notified of any other business that is proposed to be presented at the Annual Meeting. If other matters now unknown to the Board come before the Annual Meeting, the proxy given by a stockholder electronically, telephonically or on a proxy card gives discretionary authority to the persons named by the Company to serve as proxies to vote such stockholder’s shares on any such matters in accordance with their best judgment.

Stockholder Proposals for the 2014 Annual Meeting

A stockholder who intends to introduce a proposal for consideration at the Company’s 2014 Annual Meeting may seek to have that proposal and a statement in support of the proposal included in the Company’s 2014 proxy statement if the proposal relates to a subject that is permitted under SEC Rule 14a-8. To be considered for inclusion, the proposal and supporting statement must be received by the Company no later than December 20, 2013, and must satisfy the other requirements of Rule 14a-8. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement.

The Company’s By-laws provide that a stockholder may otherwise propose business for consideration or nominate persons for election to the Board, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in the Company’s proxy statement pursuant to Rule 14a-8. The Company’s By-laws provide that any such proposals or nominations for the Company’s 2014 Annual Meeting must be received by the Company on or after January 30, 2014, and on or before March 31, 2014. Any such notice must satisfy the other requirements in the Company’s By-laws applicable to such proposals and nominations. If a stockholder fails to meet these deadlines or fails to comply with the requirements of SEC Rule 14a-4(c), the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal.

Solicitation Costs

All expenses in connection with the solicitation of proxies for the Annual Meeting will be paid by the Company. The Company has engaged MacKenzie Partners, Inc. to solicit proxies for an estimated fee of $15,000 plus reimbursement for out-of-pocket costs. In addition, officers, directors, regular employees or other agents of the Company may solicit proxies by telephone, telefax, personal calls, or other electronic means. The Company will request banks, brokers, custodians and other nominees in whose names shares are registered to furnish to the beneficial owners of the Company’s Common Stock Notices of Availability of the materials related to the Annual Meeting, and including, if so requested by the beneficial owners, paper copies of the Form 10-K, this proxy statement and the proxy card and, upon request, the Company will reimburse such registered holders for their out-of-pocket and reasonable expenses in connection therewith.

Householding

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding stock but sharing the same address, the Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain registered stockholders who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive one copy of the Notice of Availability and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies the Company that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a registered stockholder and would like to have separate copies of the Notice of Availability or proxy materials mailed to you in the future, or you would like to have a single copy of the Notice of Availability or proxy materials mailed to you in the future, you must submit a request in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call at 1-800-542-1061. If you are a beneficial stockholder, please contact your bank or broker to opt in or out of householding.

However, please note that if you want to receive a separate proxy card or vote instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Availability that was sent to you and we will deliver promptly upon written or oral request, separate copies of the proxy materials for this year’s Annual Meeting.

SLM CORPORATION ATTN: CORPORATE SECRETARY 300 CONTINENTAL DRIVE NEWARK, DE 19713

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the impact on the environment and reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M54180-P33033	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SLM CORPORATION
The Board of Directors recommends you vote FOR the following proposal:
1. Election of Directors
Nominees:	For	Against	Abstain		For	Against	Abstain
1a. Ann Torre Bates	☐	☐	☐	1j. Wolfgang Schoellkopf	☐	☐	☐
1b. W.M. Diefenderfer III	☐	☐	☐	1k. Steven L. Shapiro	☐	☐	☐
1c. Diane Suitt Gilleland	☐	☐	☐	1l. Anthony P. Terracciano	☐	☐	☐
1d. Earl A. Goode	☐	☐	☐	1m. Barry L. Williams	☐	☐	☐
1e. Ronald F. Hunt	☐	☐	☐
1f. Albert L. Lord	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:
1g. Barry A. Munitz	☐	☐	☐	2. Advisory approval of the Company’s executive compensation.	☐	☐	☐
1h. Howard H. Newman 1i. Frank C. Puleo	☐ ☐	☐ ☐	☐ ☐	3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2013.	☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.

			☐	4. Stockholder proposal regarding disclosure of lobbying expenditures and contributions.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

PLEASE VOTE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN PROMPTLY

IN THE ENCLOSED ENVELOPE.

ADMISSION TICKET

Bring this ticket and photo ID with you if you plan on attending the meeting.

NOTE: Cameras, transmission, broadcasting and other recording devices, including certain smart phones, will not be permitted in the meeting room. Attendees will be asked to pass through a security screening device or adhere to other security measures prior to entering the Annual Meeting. We regret any inconvenience this may cause you and we appreciate your cooperation.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

▼    DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    ▼

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M54181-P33033

SLM CORPORATION

Annual Meeting of Stockholders

May 30, 2013 11:00 AM

Sallie Mae

300 Continental Drive

Newark, DE 19713

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints La Fleur Browne and Robert Hahm, or each of them, each with full power of substitution, as the lawful attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of SLM Corporation to be held on May 30, 2013, and any adjournments or postponements thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1), (2) AND (3), AND “AGAINST” ALL PORTIONS OF ITEM (4), AND IN THE PROXY’S DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

THIS CARD WILL ALSO BE USED TO PROVIDE VOTING INSTRUCTIONS TO THE TRUSTEE FOR ANY SHARES HELD FOR THE ACCOUNT OF THE UNDERSIGNED IN CERTAIN SLM CORPORATION 401(K) PLANS.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)